UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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CHEMUNG FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement - 2021

One Chemung Canal Plaza
Elmira, New York 14901

April 27, 2021

Dear Fellow Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of Chemung Financial Corporation on Tuesday, June 8, 2021 at Chemung Canal Trust Company, located at One Chemung Canal Plaza, Elmira, New York, at 2:00 p.m., Eastern Time. We continue to actively monitor the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. Due to the nature of the ongoing situation, and for the safety and well-being of our shareholders, we will provide a telephone conference line for shareholders to listen to the meeting as disclosed under “General Voting Information.”

The Annual Meeting will begin with a review of the matters to be voted upon by the shareholders, as described in the accompanying Notice of Annual Meeting of Shareholders and related Proxy Statement. In addition to the formal business matters upon which shareholder action is required, we will report to you on the condition of your Company, what we accomplished in 2020, and our plans for the future.

Your vote is important. We want to be sure that your shares are represented and that your vote is properly accounted for and, whether or not you plan to attend the Annual Meeting, we request that you vote your shares. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy card, as further explained in the Proxy Statement. Please see the attached Notice of Annual Meeting of Shareholders and accompanying Proxy Statement for additional information regarding how to vote your shares.

We encourage you to review the following Proxy Statement for a better understanding of the Corporation, its compensation practices and corporate governance structure, as well as a summary of the matters that will be voted on this year. We have attempted to present the information contained in the Proxy Statement in a straightforward and easily understood manner. However, much of the information presented is required by law to be included in a certain format. We appreciate your taking the time to read our Proxy Statement and hope that we have addressed the issues that interest you, our shareholders. Thank you for your support and investment in Chemung Financial Corporation.

Sincerely,
Anders M. Tomson
President & Chief Executive Officer

One Chemung Canal Plaza
Elmira, New York 14901

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of the Shareholders of Chemung Financial Corporation (“the Annual Meeting”) will be held at Chemung Canal Trust Company, located at One Chemung Canal Plaza, Elmira, New York, on Tuesday, June 8, 2021 at 2:00 p.m., Eastern Time. We continue to actively monitor the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. Due to the nature of the ongoing situation, and for the safety and well-being of our shareholders, we will provide a telephone conference line for shareholders to listen to the meeting as disclosed under “General Voting Information.”

The Annual Meeting of Shareholders of Chemung Financial Corporation will consider and vote upon the following matters, as described more thoroughly in the Proxy Statement attached to this notice:
1.Election of Directors [Proposal 1]:
a.    The election of four directors for a term of three years expiring in 2024;
b.    The election of one director for a term of two years expiring in 2023;
c.    The election of one director for a term of one year expiring in 2022;
2.Advisory approval of our 2020 executive compensation (“Say-On-Pay”) [Proposal 2];
3.Approval of the Chemung Financial Corporation 2021 Equity Incentive Plan. [Proposal 3];
4.Ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 [Proposal 4]; and
5.Any other business that may properly come before the 2021 Annual Meeting, or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other business to come before the Annual Meeting.

Shareholders of record as of the close of business on April 9, 2021 will be entitled to vote at the 2021 Annual Meeting or any adjournment or postponement thereof. Please see the “Additional Voting Information” section of the Proxy Statement for more information on how to vote.

Please ensure that your shares are represented at the 2021 Annual Meeting, as your vote is very important.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 8, 2021: The Corporation’s 2020 Annual Report to Shareholders on Form 10-K, an abbreviated report for the twelve-month period, the 2021 Proxy Statement and the form of Proxy for the Annual Meeting are available at http://www.astproxyportal.com/ast/01079.

By Order of the Board of Directors

Kathleen S. McKillip Corporate Secretary April 27, 2021 Elmira, New York

Proxy Statement Table of Contents

General Voting Information

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of Chemung Financial Corporation (the “Corporation” or “Chemung Financial”) to be held on Tuesday, June 8, 2021, at One Chemung Canal Plaza, Elmira, New York 14901. Shareholders may also listen to the Annual Meeting via telephone by calling 1-888-390-3967 (United States & Canada) or 1-862-298-0701 (Internationally). In the Proxy Statement, the “Bank” refers to Chemung Canal Trust Company, a New York-chartered commercial bank and wholly-owned subsidiary bank of Chemung Financial.

The Corporation’s 2021 Proxy Statement, 2020 Annual Report to Shareholders on Form 10-K, an abbreviated report for the twelve-month period, and a proxy card (collectively, the “Proxy Materials”) are scheduled to be mailed on or about April 27, 2021, to shareholders of record as of the close of business on April 9, 2021, the voting record date. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. On the record date there were 4,662,801 shares of common stock of the Corporation outstanding and entitled to vote. Each share of common stock of the Corporation is entitled to one vote on each matter that properly comes before the Annual Meeting. Please be sure that your shares are represented at the Annual Meeting by completing and submitting your Proxy by telephone, online or by returning a completed paper proxy card.

Vote Required and Board Recommendations

Proposal	Item	Votes Required for Approval	Board of Directors Recommendation	Effect of Abstentions	Effect of Uninstructed Shares Held by Broker, Bank or Other Agent

Voting Proposal 1	Election of Directors	A plurality of votes cast by holders of shares of common stock of the Corporation entitled to vote	“FOR” each of the Corporation’s six nominees	Not Voted	Not Voted

Voting Proposal 2	Approval, on an advisory basis, of the Corporation’s 2020 Executive Compensa-tion (Say-On-Pay)	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote	“FOR,” on an advisory basis, the Corporation’s executive compensation (Say-On-Pay)	Not Voted	Not Voted

Voting Proposal 3	Approval of the Chemung Financial Corporation 2021 Equity Incentive Plan	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote	“FOR” the approval of the Chemung Financial Corporation 2021 Equity Incentive Plan	Not Voted	Not Voted

Voting Proposal 4	Ratification of the Selection of Crowe LLP as the Corporation’s Independent Registered Public Accounting Firm for 2021	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote	“FOR” the ratification of the appointment of the independent registered public accounting firm, Crowe LLP, as the independent registered public accounting firm of the Corporation for the year ending December 31, 2021	Not Voted	Discretionary Vote

Additional Voting Information

Frequently Asked Questions:

Who is entitled to vote?
The Corporation has one class of stock outstanding, common stock, $0.01 par value per share. At the close of business on the record date of April 9, 2021, there were 4,662,801 shares outstanding. The holders of these shares are considered shareholders of record and will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each of these shareholders will receive notice of the Annual Meeting and instructions on how to vote their shares. Each share outstanding on the record date is entitled to vote. Shares held in treasury by the Corporation are not eligible to vote and do not count toward a quorum.

What are “broker non-votes” and how are they voted at the Annual Meeting?
Shares of the Corporation common stock can be held in (i) certificate form; (ii) by “book entry” at the Corporation’s transfer agent, American Stock Transfer & Trust Company, LLC; or (iii) in “street name” at a broker. When shares owned by you are held in street name, the broker will solicit your vote and provide the Corporation with the results of the vote for all of the Corporation shares it holds in your account. On “routine” matters, if you as the beneficial owner of the shares do not provide the broker with voting instructions, the broker has the right to vote these shares in its own discretion. However, a broker is not allowed to exercise its discretion on voting shares held in street name on any “non-routine” matter. On such matters, these shares may only be voted by the broker in accordance with express voting instructions received by the broker from you, the beneficial owner of the shares. The votes attached to such shares, that is, shares that may or may not be voted by a broker except in accordance with the owner’s voting instructions, are referred to as “broker non-votes.”

This year, the only matter that will be considered a “routine” matter is Proposal 4, the ratification of the Corporation’s independent registered public accounting firm. Proposal 1, the election of directors, Proposal 2, Say-On-Pay and Proposal 3, the 2021 Equity Incentive Plan are non-routine matters; therefore, shares held by a broker in street name cannot be voted on by the broker at his or her discretion for those proposals. If your shares are held at a broker, the Corporation urges you to provide voting instructions to your broker so that your vote may be counted.

How are Dividend Reinvestment Plan shares voted?
Shares owned by you in the Chemung Financial Corporation Dividend Reinvestment Plan (“DRIP”) on the record date will be combined with all other shares owned by you directly on that date and presented to you with voting instructions.

What constitutes a quorum?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares are present at the Annual Meeting in person or represented by proxy. Holders of 2,331,402 shares must be present in person or represented by proxy in order to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted for purposes of whether a quorum is present. If there is no quorum, the holders of the majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How many votes are required for approval of Proposal 1?
The first item on the agenda is the election of six directors. The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and eligible to vote on such matter is required for the election of each director. A “plurality” means receiving a higher number of votes for such position than any other candidate, up to the maximum number of directors to be chosen at the Annual Meeting. Because there are only as many nominees (six) as there are directors to be elected (six) at this year’s meeting, a director nominee is assured of being elected if he or she receives any “For” votes, regardless of how many negative votes (“Withhold Authority”) are cast for that director. Broker non-votes are ineligible to vote on Proposal 1.

How many votes are required for approval of Proposal 2?
The second item on the agenda is the advisory approval of the executive compensation, Say-On-Pay. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required to approve, by advisory vote, the compensation paid to the NEOs. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and; therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Proposal 2 will not have the same effect as a vote “Against” such proposal. A proxy or ballot marked “Against” on Proposal 2 is an actual vote (and counts in the total number of votes cast on the proposal). Therefore, a vote “Against” Proposal 2 makes it more difficult to achieve shareholder advisory approval of Say-On-Pay than a vote to “Abstain.”

How many votes are required for approval of Proposal 3?
The third item on the agenda is approval of the 2021 Equity Incentive Plan. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on the proposal is required to approve the 2021 Equity Incentive Plan. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Proposal 3 will not have the same effect as a vote “Against” such proposal. A proxy or ballot marked “Against” on Item 3 is an actual vote (and counts in the total number of votes cast on the proposal). Therefore, a vote “Against” proposal 3 makes it more difficult to approve the 2021 Equity Incentive Plan than a vote to “Abstain.”

How many votes are required for approval of Proposal 4?
The fourth item on the agenda is ratification of the independent registered public accounting firm, Crowe LLP. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required for ratification. Brokers will be eligible to vote on Proposal 4. A proxy or ballot marked “Abstain” on Proposal 4 will not have the same effect as a vote “Against” such proposal. A proxy or ballot marked “Against” on Proposal 4 is an actual vote (and counts in the total number of votes cast on the proposal). Therefore, a vote “Against” Proposal 4 makes it more difficult to achieve shareholder ratification than a vote to “Abstain.”

How do I vote?
If you are a shareholder of record as of the close of business on April 9, 2021, you will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof. You can ensure that your shares are voted properly by completing, signing and dating the enclosed proxy card and submitting it by mail or by calling 1-800-PROXIES (1-800-776-9437 from the United States) or 1-718-921-8500 from foreign countries, or by visiting www.proxyvote.com. In order for your vote to count, it has to be received by 11:59 p.m., Eastern Time, on June 7, 2021. If your shares are held by a broker, bank or other agent, you must follow the voting instructions on the form you receive from your broker, bank or other agent. If you hold shares through a broker or bank or other agent and wish to vote in person at the Annual Meeting, you must obtain a “legal” proxy from your broker, bank or other agent.

May I revoke my proxy?
A shareholder may revoke a proxy at any time before it is voted by: (1) delivering written notice of revocation bearing a later date than the proxy to the Secretary of the Corporation at One Chemung Canal Plaza, Elmira, New York 14901; (2) submitting a later-dated proxy by mail, telephone or via the internet; or (3) by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. To revoke your proxy, you must complete and submit a ballot at the Annual Meeting or submit a later-dated proxy. If your shares are registered in the name of your broker, bank or other agent, you should follow your broker’s, bank’s or other agent’s instructions regarding the revocation of proxies.

How are proxies being solicited?
Proxies are being solicited electronically, by telephone and by mail. Proxies may also be solicited without additional compensation by directors, officers and other employees personally, by telephone or other means. The Corporation will bear all costs of proxy solicitation. The Corporation has retained Laurel Hill Advisory Group, LLC to assist in soliciting proxies, and has agreed to pay Laurel Hill Advisory Group, LLC a fee of $5,000 plus reasonable expenses for these services. The Corporation may also request nominees, brokerage houses, custodians and fiduciaries to forward soliciting material to beneficial owners of the Corporation’s common stock and will reimburse such intermediaries for their reasonable expenses in forwarding proxy materials.

Additional Shareholder Information

Additional Matters for Consideration at the 2021 Annual Meeting:

Please note the deadline for submission of proposals by shareholders for consideration at the 2021 Annual Meeting has passed. This applies to proposals that shareholders might wish to include in the Corporation’s Proxy Statement for the Annual Meeting (this Proxy Statement), proposals that shareholders might wish to include in their own proxy materials, which they would prepare, file with the SEC and disseminate to shareholders, or proposals that shareholders might wish to submit directly to a shareholder vote, in person, at the Annual Meeting. Therefore, no additional matters may be proposed by any shareholder for submission, or submitted, to a vote of the shareholders generally at the Annual Meeting, other than procedural issues such as adjournment, postponement or continuation. On such procedural issues, all shares represented at the Annual Meeting by proxy may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

Proxy Cards Returned Without Specific Voting Instructions:

Shares represented by properly executed proxies will be voted as directed. If you return a proxy card without specific voting instructions for any or all proposals, your shares will be voted “FOR” each of the Board’s six director nominees on Proposal 1; “FOR” Say-On-Pay on Proposal 2; “FOR” the approval of the 2021 Equity Incentive Plan on Proposal 3; “FOR” ratification of the appointment of Crowe LLP on Proposal 4; and, “FOR” any other procedural matter properly submitted for shareholder consideration, in such manner as the shareholders’ attorneys-in-fact may determine, in their discretion, to be appropriate and in the best interests of shareholders generally.

Voting Proposal 1 - Election of Directors

The Board is divided into three classes of directors, as equal in number as possible, with one class to be elected each year for a term of three years. With the election of two new directors in recent months, and to preserve class size, there will be three different classes to be voted upon in this 2021 Proxy Statement.

Shareholders will be entitled to elect four directors for a three-year term expiring at the 2024 Annual Meeting of Shareholders, to elect one director for a two-year term expiring at the 2023 Annual Meeting of Shareholders and to elect one director for a one-year term expiring at the 2022 Annual Meeting of Shareholders, or until their respective successor has been duly elected and qualified. Should any nominee become unable to serve as a director, the persons named as proxies will vote for any alternative nominee who may be nominated by the Board. The Board has nominated for election Raimundo C. Archibold Jr., David J. Dalrymple, Denise V. Gonick, Thomas R. Tyrrell, Richard E. Forrestel Jr. and Larry H. Becker to terms listed below.

All six nominees were unanimously recommended by the Nominating and Governance Committee to the Board, have been determined to be qualified, and have consented to serve if elected.

There are no arrangements or understandings between any director or director nominee and any other persons pursuant to which he or she was selected as a director or nominee. None of the directors are party to any agreement or arrangement that would require disclosure pursuant to Listing Rule 5250(b)(3) of NASDAQ®, where the Corporation’s common stock is listed. This rule requires disclosure of agreements or arrangements between a director and a third party related to the director’s service on the Board.

The Board is not aware that any nominee named in this Proxy Statement will be unable or unwilling to serve as a director. Under applicable law and the Corporation’s Bylaws, directors are elected by a plurality of the shares voted at the Annual Meeting, meaning the nominees receiving the most “For” votes will be elected.

•Vote Recommendation: Your Board recommends you vote “For” each of the Corporation’s six nominees:
Raimundo C. Archibold Jr., David J. Dalrymple, Denise V. Gonick, Thomas R. Tyrrell, Richard E.
Forrestel Jr., and Larry H. Becker

Director Nomination Process:

The Nominating and Governance Committee is responsible for identifying and recommending to the full Board suitable nominees to serve as directors. Director nominees are selected based upon the following criteria:

•Individual Strengths:    The candidate’s knowledge, skill, experience and business expertise.
•Board Composition:        The objective of achieving certain characteristics for the Board as a group, such as diversity of experience, skills, gender, race, ethnicity and age are factors, among others, considered in this process.

The Nominating and Governance Committee reviews annually with the Board the composition of the Board as a whole and considers whether the Board reflects an appropriate balance of knowledge, experience, skills and expertise of diversity. Among other factors, the Committee looks for director nominees who know the communities and industries that the Corporation serves. The Committee utilizes the following process when identifying and evaluating the individuals that it recommends to the Board as director nominees:
•The Committee reviews the qualifications of each candidate who has been properly recommended or nominated by the shareholders, as well as those candidates who have been identified by management, individual members of the Board or, if the Committee determines, a search firm.
•The Committee evaluates the performance and qualifications of individual members of the Board eligible for reelection at the annual meeting of shareholders.

•The Committee considers the suitability of each candidate, including the current members of the Board, in light of the current needs of the Board. In evaluating the suitability of the candidates, the Committee considers many factors including character, judgment, independence, business expertise, experience, other commitments, and such other factors as the Committee determines are pertinent.
•After such review and consideration, the Nominating and Governance Committee recommends that the Board select the slate of director nominees.

The Board will give substantial weight to the recommendations of the Nominating and Governance Committee in selecting director nominees. For information on how shareholders may participate in the director nomination process, see below.

Annual Meeting Shareholder Proposal Process:

Shareholder Submissions of Director Nominees for the 2022 Annual Meeting:
Any shareholder submission of a candidate for the Board to consider as one of its nominees for director at the 2022 Annual Meeting of Shareholders must be directed in writing not later than 120 days prior to the anniversary date on which the Corporation’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting, or if such nomination is to be made at a meeting of shareholders other than an annual meeting, a reasonable time before the mailing of the Corporation’s proxy material to the Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901, and must include: (i) the name and address of the shareholder proposing a nominee for consideration; (ii) the number of shares owned by the notifying shareholder and the date the shares were acquired; (iii) any material interest of the notifying shareholder in the nomination and a statement in support of the nominee with references; (iv) the name, age, address and contact information for each proposed nominee; (v) the principal occupation or employment of each proposed nominee; (vi) the number of shares of the Corporation’s common stock that are owned by the nominee as of the record date; (vii) detailed information of any relationship or understanding between the proposing shareholder and the nominee; (viii) detailed information of any relationship between the nominee and the Corporation within the last three years; and, (ix) other information regarding the nominee as would be required to be included in the Proxy Statement pursuant to Regulation 14A of the Exchange Act.

A shareholder may act directly to nominate his or her own director candidates at our 2022 Annual Meeting of Shareholders by following the procedures set forth in the subsection titled “Shareholder Proposals for Inclusion in the 2022 Proxy Statement.” Such direct nominations by shareholders not involving the Board’s nomination are subject to the deadlines and procedures described and set forth in our Bylaws and applicable rules of the SEC, including minimum advance notice to the Board.

Nominee and Continuing Director Biographies:
The biography of each of the nominees and continuing directors listed on the following page contain information regarding the individuals’ service as a director, business experience, and other positions, if any, held currently or at any time during the last five years, and individual experience, qualifications, and skills that contribute to the Board’s effectiveness as a whole.

Nominees for Election (terms expiring in 2024, if elected)

Raimundo C. Archibold Jr., age 62, has served as a director since February 2021. Since 2010, he has been a Managing Director of Schwartz Heslin Group, a business advisory and investment banking firm servicing family and entrepreneur-owned businesses. Prior to 2010, he worked for various investment banking firms servicing technology companies as well as financial institutions. Qualifications to serve on the Board include strategic planning, corporate finance and accounting, mergers and acquisitions, community development, and financing for over 30 years.

David J. Dalrymple, age 67, has served as a director since 1993, and is currently Chairman of the respective Boards of the Corporation and the Bank. Since 2014, he has served as President of Dalrymple Gravel and Contracting, a company specializing in producing construction materials for highway construction. He previously held the position of President of Dalrymple Holding Corporation from 1993 until 2014. He is the brother of Robert H. Dalrymple, also a director of the Corporation and Bank. Qualifications to serve on the Board include over 30 years of experience in business ownership, financial planning experience and strong managerial and organizational skills.

Denise V. Gonick, age 54, has served as director since 2018. She is the founder of Cross Sound Concepts, a strategic advisory firm. From 2012 through 2019, she served as President & CEO of MVP Health Care, a family of companies offering a range of health benefit plans and options combined with leading-edge wellness programs that help reduce health risks and control health care costs. Prior to that she was the Chief Legal Officer and Corporate Secretary of MVP Health Care. Qualifications to serve on the Board include five years as CEO of a health insurer, 17 years corporate legal experience, leadership, transactions, strategic planning, executive management, financial management, compliance and government relations.

Thomas R. Tyrrell, age 70, has served as a director since 2014. Since 2014, he has served as Vice President of Rose & Kiernan, Inc., a general insurance agency in the North East. He was formerly Albany Area Chairman of Arthur J. Gallagher & Co., a company specializing in providing contract surety and property and casualty insurance and risk management products and services to the construction industry with particular emphasis on the heavy highway, bridge, and general building construction disciplines. Qualifications to serve on the Board include business management skills, sales experience, business ownership experience and service on several boards in the Albany area in the non-profit arena.

Nominee for Election (terms expiring in 2023, if elected)

Richard E. Forrestel Jr., age 63, has served as a director since October 2020. Since 1987, he has served as Treasurer of Cold Spring Construction Company, a highway construction firm. He is a CPA. Qualifications to serve on the Board include experience in accounting, auditing, strategic planning and his former experience serving on the board of directors of a community bank for 22 years where he gained experience and knowledge in all aspects of banking.

Nominee for Election (terms expiring in 2022, if elected)

Larry H. Becker, age 81, has served as a director since 2011. Since 1983, he has served as COO of Windsor Development, Inc., a regional full service real estate development company that specializes in the development, acquisition and management of supermarket-anchored properties. Prior to founding Windsor Development, Mr. Becker was a founding member of Teal, Becker & Chiaramonte CPAs, an accounting firm in the New York State Capital Region. Qualifications to serve on the Board include more than 40 years of experience owning and managing various business entities in the Capital Region of New York State, experience in corporate finance and accounting and his experience serving on the Board of Directors of Capital Bank & Trust Company.

Continuing Directors (terms expiring in 2023)

Stephen M. Lounsberry III, age 67, has served as a director since 1995. Since 1981, he has served as President of Applied Technology Manufacturing Corp., a manufacturer of machined industrial and railroad component parts. He was formerly a commercial bank internal auditor and vice president of a community bank. Qualifications to serve on the Board include experience in management, marketing, sales, operation, strategic planning and his knowledge of all aspects of banking.

Anders M. Tomson, age 54, has served as a director since 2016. Since December 2016, he has served as President & Chief Executive Officer (“CEO”) of the Corporation and the Bank. From 2015 through 2016, he served as President and Chief Operating Officer (“COO”) of the Bank and was responsible for Retail Client Services during that time. Formerly, from 2011 through 2015, he served as President, Capital Bank, a Division of Chemung Canal Trust Company. Qualifications to serve on the Board include over 15 years of experience in the banking industry, and leadership, management, strategic planning and organizational skills.

G. Thomas Tranter Jr., age 66, has served as a director since 2014. He retired on June 30, 2020, after serving 20 years, as President of Corning Enterprises and Director of Government Affairs for Corning Incorporated, a diversified manufacturing company. He formerly served 26 years in public administration and management, including being elected Chemung County Executive for three four-year terms. Qualifications to serve on the Board include leadership, business development and managerial skills together with extensive experience in government relations and community development.

Continuing Directors (terms expiring in 2022)

Ronald M. Bentley, age 68, has served as a director since 2007. From January 1, 2018 through December 31, 2018, he served as a consultant of the Corporation and Bank. He formerly served, from April 2007 to July 2015, as President & CEO of the Corporation and the Bank. Prior to that, from July 2006 through April 2007, he served as President & COO of the Corporation and Bank. Qualifications to serve on the Board include 35 years of experience in the banking industry, and leadership, management, strategic planning and organizational skills.

David M. Buicko, age 67, has served as director since 2018. Since 2016, he has served as President & CEO of Galesi Group, a diverse real estate company with a commitment to investing in the Capital Region, its infrastructure, and its people. From 1986 to 2016, Mr. Buicko was Chief Operating Officer of Galesi Group. Qualifications to serve on the Board include strategic planning, corporate finance and accounting, mergers and acquisitions, community development, and real estate development and financing for over 35 years.

Robert H. Dalrymple, age 70, has served as a director since 1995. Since 1994, he has served as Secretary and Vice President of Dalrymple Holding Corporation, the parent company for several construction materials and highway construction companies. He also serves as President of Seneca Stone Corporation and Vice President of Chemung Contracting Corporation, both subsidiaries of Dalrymple Holding Corporation. He is the brother of David J. Dalrymple, also a director of the Corporation and Bank. Qualifications to serve on the Board include experience in all aspects of business ownership, strategic planning skills and financial management experience.

Jeffrey B. Streeter, age 53, has served as a director since 2018. Since 2002, he has served as President of Streeter Associates, a general construction firm based in Elmira, New York. Qualifications to serve on the Board include experience in all aspects of business ownership, strategic and financial planning, people management and organizational skills.

Director Retiring as of the 2021 Annual Meeting

Richard W. Swan, age 72, has served as a director since 1984. He retired in June 2016 after serving 9 years as Chairman of the Board of Swan & Sons-Morss Co., Inc., an insurance brokerage agency. Qualifications to serve on the Board include business management skills, sales experience and all aspects of business ownership. Mr. Swan will retire from the Corporation’s and Bank’s Boards as of June 8, 2021.

Director Compensation:

The Compensation Committee periodically reviews and is responsible for the design, implementation and administration of the Corporation’s compensation program for members of the Board of Directors and makes recommendations to the Board with respect to the type and amounts of compensation payable to the directors for service on the Boards of the Corporation, Bank and respective board committees. At its January 2020 meeting, with respect to 2020 Board compensation, the Board determined that all director fees would remain the same for the Corporation’s and Bank’s Board and committees.

Each non-employee director of the Corporation and Bank receives a fixed basic annual retainer fee for serving as a director. This fee is paid quarterly. Non-employee directors serving as Chair of the Corporation’s and Bank’s Board, or Audit Committee, receive a supplemental annual retainer commensurate with the increased responsibility accompanying such position. All non-employee directors receive fees for attending meetings of the Corporation’s and Bank’s Board and committees. Mr. Tomson received no cash compensation for his service as a director in 2020.

The following table presents the various cash fees paid to non-employee directors in 2020 for their service on the Corporation’s and Bank’s Boards and committees.

BASIC ANNUAL RETAINER FEES(1)
Corporation
2020	($)

Basic Annual Retainer	11,500

Chair of the Board Supplemental Retainer	7,750

Chair of Audit Committee Supplemental Retainer	2,875

MEETING FEES(2)
($)

Board of Directors	500

Chair of the Board	600

Committees of the Board	500

Chair of Committees	600

(1) Annual Retainer fees are paid on a quarterly basis.

(2) Based on per meeting attendance.

The Directors’ Deferred Fee Plan allows non-employee directors of the Corporation or the Bank to elect to defer receipt of fees payable to the director for service as a member of the Board of Directors of the Corporation or the Bank. At the election of a director, the deferred fees are converted into units and allocated to a unit value account, which appreciates or depreciates as would an actual share of common stock of the Corporation. A director’s unit value account is credited with declared dividends pursuant to a formula described in the Plan. The units are paid to the director in the form of common stock of the Corporation. The common stock of the Corporation payable under the Directors’ Deferred Fee Plan is paid to the director either at a specified age or time elected by the director, at termination of the director’s service with the Corporation and/or Bank, or upon the occurrence of a change in control as defined in the Directors’ Deferred Fee Plan. The number of shares of common stock of the Corporation payable to a director with a unit value account under the Plan represents, at all times, a general unfunded obligation of the Bank, and each director participating in the Directors’ Deferred Fee Plan will be a general creditor of the Bank with respect to the value of his or her unit value accounts. Currently, there are two participants in the Directors’ Deferred Fee Plan with one receiving his final distribution in May, 2021.

Pursuant to the provisions of the Corporation’s Directors’ Compensation Plan, additional compensation is paid to each non-employee director in shares of the Corporation’s common stock in an amount equal to the total amount of cash fees earned by each director during the year, determined as the average of the closing prices of a share of the Corporation’s common stock as quoted on the NASDAQ® Stock Market for each of the prior thirty trading days ending on December 31 of each year and paid in January of the following year. Due to McLagan’s findings in 2018 that stock compensation was within peer bank compensation, the directors waived their right to the stock compensation for the additional cash retainer fee paid in 2019 and 2020. For his service as a director on the respective Boards of the Corporation and the Bank, pursuant to the Directors’ Compensation Plan, Mr. Tomson is paid a director’s fee in shares of common stock of the Corporation in an amount equal in value to the average cash compensation awarded to non-employee directors who served as directors for twelve (12) months in the previous year.

2020 Director Compensation Table

The following Director Compensation Table summarizes all compensation paid by the Corporation and Bank to the non-employee directors of the Corporation and Bank for the fiscal year ended December 31, 2020.

Directors	Fees Earned or Paid in Cash	Number of Shares Awarded(1)	Stock Awards Market Value(2)	All Other Compensation		2020 Total Compensation
	($)	(#)	($)	($)		($)

Larry H. Becker	27,500	629	22,229	—		49,729
Ronald M. Bentley	30,000	702	24,809	3,505	(3)(4)	58,314
Bruce W. Boyea	10,250	212	7,492	—		17,742
David M. Buicko	32,375	687	24,279	—		56,654
David J. Dalrymple	47,750	1,221	43,150	—		90,900
Robert H. Dalrymple	32,200	766	27,070	—		59,270
Richard E. Forrestel Jr.	6,875	158	5,584	—		12,459
Denise V. Gonick	27,000	614	21,699	—		48,699
Stephen M. Lounsberry III	32,800	784	27,707	—		60,507
Jeffrey B. Streeter	27,500	629	22,229	—		49,729
Richard W. Swan	30,600	719	25,409	—		56,009
G. Thomas Tranter Jr.	31,500	746	26,364	—		57,864
Thomas R. Tyrrell	29,300	681	24,067	—		53,367

(1)Represents the total number of shares awarded as determined by dividing the total amount of the annual retainer and directors’ fees by the grant price of the shares. Any fractional shares are rounded up to the next whole share. As stated in the “Director Compensation” section, the directors waived their right to stock compensation for the additional cash retainer fee in 2020.

(2) Represents the grant date fair value. Although these amounts were paid in January 2021, they were for service in 2020.
(3) Represents mileage paid to certain directors to attend Board and committee meetings during 2020.
(4) Represents $2,000 in Advisory Board fees earned by Mr. Bentley during 2020.

Voting Proposal 2 - Advisory Approval of the Corporation's 2020 Executive Compensation ("Say-On-Pay")

Summary and Board Recommendation:
Proposal 2 is a proposal to approve, on an advisory basis, the Corporation’s 2020 executive compensation (“Say-On-Pay”), as described in the “Compensation Discussion and Analysis” section. This vote is not intended to address a specific item of compensation, but rather the overall compensation of the Named Executive Officers (“NEOs”) and the philosophies, policies and practices as described in this Proxy Statement. Say-On-Pay is an advisory proposal, which means that the vote on executive compensation is not binding on the Corporation, Board or the Compensation Committee of the Board.

At the 2020 Annual Meeting, shareholders voted to approve the compensation program of the Corporation’s NEOs for the fiscal year ended December 31, 2019. After a comprehensive market review and in light of strong stockholder support, we concluded that no substantial changes to our executive compensation program were required. Approval of Say-On-Pay will require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal.

•Vote Recommendation: Your Board recommends you vote “For,” on an advisory basis, the Corporation’s executive compensation (Say-On-Pay).

Say-On-Pay Details:

The Compensation of the Corporation’s NEOs is disclosed in the “Compensation Discussion and Analysis,” the summary compensation table, and the other related tables and narrative disclosures contained elsewhere in this Proxy Statement. As discussed in those disclosures, the Board believes that our executive compensation philosophy, policies, and practices provide a strong link between each NEO’s compensation and our short and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive with our peers of comparable size and business model based on our performance, and aligned with the long-term interest of our shareholders.

•Change in Control Agreements: Consistent with shareholder advisory guidance, the Corporation’s executive change in control agreements provide for “double trigger” severance benefits upon the NEO’s qualifying termination event in connection with a change in control.
•Balanced: The Corporation’s bonus program is a balanced program based on predefined goals of both the Corporation and the individual executive’s performance.
•Annual Review: The annual bonus is based on predefined goals that are reviewed and updated yearly and are set to encourage long-term profitability within accepted conservative risk parameters.
•Shareholder Aligned: Long-term equity-based incentives, such as restricted stock awards, recognize and encourage an alignment of executives’ goals over the long term with those of the shareholders. Awards under the Restricted Stock Plan provide for vesting over a five year period.

Voting Proposal 3 - Chemung Financial Corporation 2021 Equity Incentive Plan

Summary and Board Recommendation:

The Board of Directors has approved the submission of the Chemung Financial Corporation 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”) for approval by our stockholders. The 2021 Equity Incentive Plan will provide officers, employees and directors of the Corporation and the Bank with additional incentives to promote the growth and performance of the Corporation. By approving the 2021 Equity Incentive Plan, our stockholders will give us the flexibility we need to continue to attract and retain highly qualified officers and directors by offering a competitive compensation program that is linked to the performance of our common stock. In addition, the 2021 Equity Incentive Plan is intended to further align the interests of our directors and management with the interests of our stockholders by potentially increasing the ownership interest of directors and officers in the common stock of the Corporation. If the 2021 Equity Incentive Plan is approved by stockholders, no more awards will be granted under the Chemung Financial Corporation 2014 Omnibus Plan, including the following component plans: (1) the Chemung Financial Corporation Restricted Stock Plan, as amended and restated effective December 14, 2014; (2) the Chemung Financial Corporation Incentive Compensation Plan, as amended and restated effective January 1, 2012; and (3) the Chemung Financial Corporation Directors’ Compensation Plan, as amended and restated effective January 1, 2012. Notwithstanding the foregoing, the Chemung Financial Corporation/Chemung Canal Trust Company Directors’ Deferred Fee Plan, as amended and restated effective December 19, 2018 (the “Directors’ Deferred Fee Plan”), shall be a component plan of the 2021 Equity Incentive Plan.

The following is a summary of the material features of the 2021 Equity Incentive Plan (including the Directors’ Deferred Fee Plan), which is qualified in its entirety by reference to the provisions of the 2021 Equity Incentive Plan, attached hereto as Appendix A. In the event of conflict between the terms of this disclosure and the terms of the 2021 Equity Incentive Plan, the terms of the 2021 Equity Incentive Plan will control.

General

Subject to permitted adjustments for certain corporate transaction, the maximum number of shares of Corporation common stock that may be delivered to participants under the 2021 Equity Incentive Plan is equal to 170,000 shares of Corporation common stock (the “Share Limit”). Shares of Corporation common stock subject to the Share Limit may be issued pursuant to grants of stock options, restricted stock awards or restricted stock units, provided, however that no more than the number of shares of Corporation common stock equal to the Share Limit may be delivered pursuant to the exercise of stock options that are granted as incentive stock options. The Share Limit is reduced, on a one-for-one basis, for each share of common stock subject to a stock option, restricted stock award or restricted stock unit.

If any award granted under the 2021 Equity Incentive Plan expires, terminates, is canceled or is forfeited without being settled or exercised or is settled without the issuance of shares of common stock, shares of the Corporation common stock subject to such award will be made available for future grant under the 2021 Equity Incentive Plan. If any shares are surrendered or tendered to pay the exercise price of a stock option, such shares will not again be available for grant under the 2021 Equity Incentive Plan. In addition, shares of Corporation common stock withheld in payment for purposes of satisfying tax withholding obligations with respect to an award do not become available for re-issuance under the 2021 Equity Incentive Plan.

The 2021 Equity Incentive Plan will be administered by the members of the Corporation’s Compensation Committee (the “Committee”) who are “Disinterested Board Members,” as defined in the 2021 Equity Incentive Plan. The Committee has full and exclusive power within the limitations set forth in the 2021 Equity Incentive Plan to make all decisions and determinations regarding: (i) the selection of participants and the granting of awards; (ii) establishing the terms and conditions relating to each award; (iii) adopting rules, regulations and guidelines for carrying out the 2021 Equity Incentive Plan’s purpose; and (iv) interpreting the provisions of the

2021 Equity Incentive Plan and any award agreement. The 2021 Equity Incentive Plan also permits the Committee to delegate all or part of its responsibilities and powers to any person or persons selected by it.

The closing sale price of the Corporation’s common stock as reported on the NASDAQ® Global Select Market on April 9, 2021, the record date, was $44.13.

Set forth below is information as of December 31, 2020 regarding equity compensation plans categorized by those plans that have been approved by shareholders and those plans that have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance Under Plan(1)
	(#)	($)	(#)

Equity compensation plans approved by shareholders	--	--	252,862

Equity compensation plans not approved by shareholders	--	--	--

Total	--	--	252,862

(1) Represents the number of shares that may be granted as other stock awards under the Corporation’s stock-based compensation plans.

Summary of Directors’ Deferred Fee Plan:

The Directors’ Deferred Fee Plan allows non-employee directors of the Corporation and the Bank to elect to defer receipt of fees payable to the director for service as a member of the Corporation’s and Bank’s Board of Directors. At the election of a director, the deferred fees are converted into units and allocated to a unit value account, which appreciates or depreciates as would an actual share of common stock of the Corporation. A director’s unit value account is credited with declared dividends pursuant to a formula described in the Directors’ Deferred Fee Plan. The units are paid to the director in the form of common stock. The common stock payable under the Directors’ Deferred Fee Plan is paid to the director either at a specified age or time elected by the director, at the termination of the director’s service with the Corporation and/or Bank, or upon the occurrence of a change in control as defined in the Directors’ Deferred Fee Plan. The number of shares of common stock payable to a director with a unit value account under the Plan represents at all times the general unfunded obligation of the Bank, and each director participating in the Directors’ Deferred Fee Plan will be a general creditor of the Bank with respect to the value of his or her unit value account.

As of April 9, 2021, there are two (2) participants in the Directors’ Deferred Fee Plan and the aggregate number of units allocated to participants therein is 18,366. One of the participants will receive his final distribution of approximately 2,707 shares in May, 2021.

Eligibility

Employees and directors of the Corporation or its subsidiaries are eligible to receive awards under the 2021 Equity Incentive Plan, except that non-employees may not be granted incentive stock options. As of April 9, 2021, there were thirteen (13) non-employee directors and forty-one (41) employees eligible to participate and receive awards under the Plan. There are also two (2) participants in the Directors’ Deferred Fee Plan, with one retired director receiving his final distribution in May, 2021.

Types of Awards

The Committee may determine the type, terms and conditions of awards under the 2021 Equity Incentive Plan, which shall be set forth in an award agreement delivered to each participant. Awards may be granted as incentive and non-statutory stock options, restricted stock awards, restricted stock units or any combination thereof, as follows:

Stock Options. A stock option gives the recipient or “optionee” the right to purchase shares of common stock at a specified price for a specified period of time. The exercise price may not be less than the fair market value on the date the stock option is granted. Fair market value for purposes of the 2021 Equity Incentive Plan means the final sales price of the Corporation’s common stock as reported on NASDAQ® on the date the option is granted, or if the Corporation’s common stock was not traded on such date, then the day prior to such date or on the next preceding day on which the Corporation’s common stock was traded, and without regard to after-hours trading activity. The Committee will determine the fair market value, in accordance with Section 422 of the Internal Revenue Code and applicable requirements of Section 409A of the Internal Revenue Code, if it cannot be determined in the manner described herein. Further, the Committee may not grant a stock option with a term that is longer than 10 years.

Stock options are either “incentive” stock options or “non-qualified” stock options. Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code. Only employees are eligible to receive incentive stock options. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of exercise by either: (i) by tendering, either actually or constructively by attestation, shares of stock valued at fair market value as of the day of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the stock option and to remit to the Corporation a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; (iii) by a net settlement of the stock option, using a portion of the shares obtained on exercise in payment of the exercise price of the stock option (and if applicable, any minimum required tax withholding); (iv) by personal, certified or cashier’s check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof.

Under no circumstances will the Corporation buy back underwater stock options without stockholder approval.

Restricted Stock. A restricted stock award is a grant of common stock, subject to vesting requirements, to a participant for no consideration or minimum consideration as may be required by applicable law. Restricted stock awards under the 2021 Equity Incentive Plan will be granted only in whole shares of common stock and are subject to vesting conditions and other restrictions established by the Committee as set forth in the 2021 Equity Incentive Plan or the award agreement. Awards will be evidenced by award agreements approved by the Committee, which set forth the terms and conditions of each award. Prior to their vesting, unless otherwise determined by the Committee, the recipient of a restricted stock award may exercise any voting rights with respect to common stock subject to an award and receive any dividends and distributions with respect to the common stock. Unless otherwise determined by the Committee, dividends on unvested restricted stock awards on a time-based vesting schedule will be distributed immediately. However, no dividends on unvested restricted stock awards subject to performance-based vesting conditions will be distributed unless and until the participant vests in the restricted stock award.

Restricted Stock Units: Restricted stock units are similar to restricted stock awards except that no shares of common stock are actually issued to the award recipient at the time of grant. Restricted stock units are denominated in shares of common stock. Restricted stock units granted under the 2021 Equity Incentive Plan will be settled in shares of our common stock or, in the sole discretion of the Committee determined at the time of settlement, in cash or a combination thereof, and are subject to vesting conditions and other restrictions set forth in the 2021 Equity Incentive Plan or the recipient’s award agreement. Participants have no voting rights with respect to any restricted stock units granted under the 2021 Equity Incentive Plan. No dividends will be paid on restricted stock units. In the sole discretion of the Committee, exercised at the time of grant, dividend equivalent rights may be paid on restricted stock units. Dividend equivalent rights will be paid when the restricted stock unit is settled or at the same time as the shares subject to such restricted stock unit are distributed to the participant.

Performance Awards. A performance award is a restricted stock award or restricted stock unit, the vesting of which is subject to the achievement of one or more performance conditions specified by the Committee and set forth in the 2021 Equity Incentive Plan.

Prohibition Against Repricing of Options. The 2021 Equity Incentive Plan provides that neither the Committee nor the Board of Directors is authorized to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a stock option previously granted, except for adjustments pursuant to certain corporate transactions.

Limitation on Awards under the 2021 Equity Incentive Plan

No more than the Share Limit may be issued in the aggregate as incentive stock options under the 2021 Equity Incentive Plan. In the event of a corporate transaction involving the stock of the Corporation, such as a recapitalization, stock dividend, extraordinary cash dividend or a stock split, the number of shares covered by awards then outstanding under the 2021 Equity Incentive Plan, the limitation on awards under the 2021 Equity Incentive Plan and/or the exercise price of the outstanding stock options and other equitable substitutions or adjustments will be made proportionally and uniformly to reflect such corporate transaction, as applicable.

Performance Features

The performance measures that may be used for such awards will be based on any one or more of the following performance measures, as selected by the Committee: book value or tangible book value per share; basic earnings per share; basic cash earnings per share; diluted earnings per share; diluted cash earnings per share; return on equity; net income or net income before taxes; cash earnings; net interest income; non-interest income; non-interest expense to average assets ratio; cash general and administrative expense to average assets ratio; efficiency ratio; cash efficiency ratio; return on average assets; cash return on average assets; return on average stockholders’ equity; cash return on average stockholders’ equity; return on average tangible stockholders’ equity; cash return on average tangible stockholders’ equity; core earnings; operating income; operating efficiency ratio; net interest rate margin or net interest rate spread; growth in assets, loans, deposits; loan production volume; non-performing loans; cash flow; strategic business objectives consisting of one or more objectives based upon meeting specified cost targets; business expansion goals; and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; or any combination of the foregoing.

Performance measures may be based on the performance of the Corporation as a whole or of any one or more subsidiaries or business units of the Corporation or a subsidiary, may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures. The term of an award may provide that partial achievement of performance measures may result in partial payment or vesting of the award or that the achievement of the performance measures may be measured over more than one period or fiscal year. In establishing any performance measures, the Compensation Committee may provide for the exclusion of the effects of one or more items, including, but not limited to: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) dividends declared on the Corporation’s stock; (iv) changes in tax or accounting principles, regulations or laws; or (v) expenses incurred in connection with a merger, branch acquisition or similar transaction.

Vesting of Awards

The Committee shall specify the vesting schedule or conditions of each award.

Awards made under the 2021 Equity Incentive Plan are subject to a minimum vesting period of one year from the date of grant, provided, however, that the following awards would not be subject to the one year minimum vesting requirement: (1) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction; (2) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting; and (3) up to 5% of the available share reserve authorized for issuance under the 2021 Equity Incentive Plan.

Notwithstanding the foregoing, vesting (including the reduction or elimination of any restrictions) may be accelerated in the event of death, disability, or upon involuntary termination of employment or service following a change in control.

Change in Control

The 2021 Equity Incentive Plan uses a double trigger change in control feature, providing for an acceleration of vesting only upon an involuntary termination of employment or service simultaneous with or following a Change in Control. Also, if an acquiring corporation fails to assume awards granted under the 2021 Equity Incentive Plan (other than performance-based awards, addressed below), such awards will vest immediately upon the effective time of the Change in Control.

•Unless otherwise stated in an award agreement, at the time of an involuntary termination following a Change in Control, all stock options then held by the participant shall become fully earned and exercisable (subject to the expiration provisions otherwise applicable to the stock option). All stock options may be exercised for a period of one year following the participant’s involuntary termination provided, however, that no stock option shall be eligible for treatment as an incentive stock option in the event such stock option is exercised more than three months following involuntary termination.
•At the time of an involuntary termination following a Change in Control, all awards of restricted stock, restricted stock units, and performance shares shall become earned and fully vested immediately.
•In the event of a Change in Control, any performance measure attached to a performance award under the 2021 Equity Incentive Plan shall be deemed satisfied at the greater of (i) the target level of performance on a pro-rata basis for time elapsed in the performance period and (ii) the actual level of performance.

Amendment and Termination

The Board of Directors may, as permitted by law, at any time, amend or terminate the 2021 Equity Incentive Plan or any award granted under the 2021 Equity Incentive Plan. However, except as provided in the 2021 Equity Incentive Plan, no amendment or termination may adversely impair the rights of an outstanding award without the participant’s (or affected beneficiary’s) written consent. The Board of Directors may not amend the provision of the 2021 Equity Incentive Plan related to repricing, materially increase the aggregate number of securities that may be issued under the 2021 Equity Incentive Plan (other than as provided in the 2021 Equity Incentive Plan), materially increase the benefits accruing to a participant, or materially modify the requirements for participation in the 2021 Equity Incentive Plan, without approval of stockholders. Notwithstanding the foregoing, the Board may, without stockholder approval, amend the 2021 Equity Incentive Plan at any time, retroactively or otherwise, to ensure that the 2021 Equity Incentive Plan complies with current or future law and the Board of Directors may unilaterally amend the 2021 Equity Incentive Plan and any outstanding award, without participant consent, in order to maintain an exemption from, or to comply with, Section 409A of the Internal Revenue Code and its applicable regulations and guidance.

Duration of Plan

The 2021 Equity Incentive Plan will become effective upon approval by the stockholders at this meeting. The 2021 Equity Incentive Plan will remain in effect as long as any awards under it are outstanding; however, no awards may be granted under the 2021 Equity Incentive Plan on or after the day immediately prior to the 10-year anniversary of the effective date of the 2021 Equity Incentive plan. At any time, the Board of Directors may terminate the 2021 Equity Incentive Plan. However, any termination of the 2021 Equity Incentive Plan will not affect outstanding awards.

Federal Income Tax Considerations

The following is a summary of the federal income tax consequences that may arise in conjunction with the participation in the 2021 Equity Incentive Plan.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the Corporation will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided the participant was, without a break in service, an employee of the Corporation or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code). The Corporation will not be entitled to a tax deduction upon the exercise of an incentive stock option.

The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

Provided a participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the exercise of such stock option, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed as a capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, a participant will generally recognize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price; or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Corporation will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized at the time of disposition is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Restricted Stock. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and the Corporation will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Any dividends paid to the holder during the restriction period will also be compensation income to the participant, and the Corporation will be entitled to a corresponding deduction for tax purposes. A participant who makes an election under Section 83(b) of the Internal Revenue Code will include the full fair market value of the restricted stock award subject to such election in taxable income in the year of the grant at the grant date fair market value.

Restricted Stock Units. A participant who has been granted a restricted stock unit will not realize taxable income at the time of grant and will not be entitled to make an election under Section 83(b) of the Internal Revenue Code since no stock is actually transferred to the recipient on the date of grant. At the time a restricted stock unit vests, assuming the award of common stock or cash is distributed at that time, the recipient will recognize ordinary income in an amount equal to the fair market value of the common stock or the amount of cash received. If the restricted stock unit is not distributed at the time it vests, no income will be recognized at the time and taxation will be deferred until the common stock or cash associated with the restricted stock unit is distributed. At the time the recipient recognizes taxable income on a restricted stock unit, the Corporation will be entitled to a corresponding tax deduction in the same amount recognized by the award recipient.

Withholding of Taxes. The Corporation may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, participants may have shares withheld from awards to satisfy the minimum tax withholding requirements.

Change in Control. Any acceleration of the vesting or payment of the awards under the 2021 Equity Incentive Plan in the event of a change in control or termination of service following a change in control may cause part or all of the consideration involved to be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, which may subject the participant to a 20% excise tax and preclude deduction by the Corporation related to awards.

Deduction Limits. Section 162(m) of the Internal Revenue Code generally limits the Corporation’s ability to deduct for tax purposes compensation in excess of $1.0 million per year for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers (each, a “covered employee”), as well as any employee who has been designated as a covered employee for any fiscal year beginning after December 31, 2016. Compensation resulting from awards under the 2021 Equity Incentive Plan will be counted toward the $1.0 million limit.

Tax Advice. The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2021 Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2021 Equity Incentive Plan.

Accounting Treatment

Under U.S. generally accepted accounting principles, the Corporation is required to recognize compensation expense in its financial statements over the requisite service period or performance period based on the grant date fair value of stock options and other equity based compensation (such as restricted stock awards, and restricted stock units).

Awards to be Granted

The Board of Directors approved the submission of the 2021 Equity Incentive Plan for approval by stockholders, and the Committee intends to meet after stockholder approval to determine the specific terms of the awards, including the allocation of awards to officers, employees and non-employee directors. At the present time, except as described above with respect to the Directors’ Deferred Fee Plan, no specific determination has been made as to the grant or allocation of awards.

Awards Subject to Clawback Policy

Awards granted under the Plan are subject to clawback if the Corporation is required to prepare an accounting restatement due to material noncompliance of the Corporation, as a result of misconduct with any financial reporting requirement under the federal securities laws and the forfeiture provisions of the Sarbanes-Oxley Act of 2002 apply. Awards may also be subject to clawback under any other clawback policy adopted by the Corporation from time to time, whether pursuant to the Dodd-Frank Act or otherwise.

Required Vote and Recommendation of the Board

In order to approve the 2021 Equity Incentive Plan, the proposal must receive the affirmative vote of a majority of the votes cast at the meeting.

•Vote Recommendation: Your Board recommends you vote “For” the approval of the Chemung Financial Corporation 2021 Equity Incentive Plan.

Voting Proposal 4 – Ratification of the Selection of Crowe LLP as the Corporation’s Independent Registered Public Accounting Firm for 2021

Summary and Board Recommendation:

The Audit Committee of the Corporation has selected the independent registered public accounting firm, Crowe LLP (“Crowe”), as the Corporation’s independent registered public accounting firm for the year ending December 31, 2021. The selection process included a thorough review of Crowe’s performance in prior years, the quality and expertise of the Crowe management team, its understanding and expertise in the industries in which the Corporation operates, the appropriateness of the fees charged, and its familiarity with the Corporation’s internal controls and accounting policies and practices.

Although shareholder approval of the appointment of Crowe is not required, the Board believes that it is important to give shareholders an opportunity to ratify the decision of the Audit Committee. If the selection is not ratified, the Audit Committee will consider the shareholders’ views in future retention of the Corporation’s independent registered public accounting firm.

A representative of Crowe is expected to be present at the Annual Meeting.

Ratification of the selection of Crowe will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.

•Vote Recommendation: Your Board recommends you vote “For” the ratification of the independent registered public accounting firm, Crowe LLP, as the independent registered public accounting firm of the Corporation for the year ending December 31, 2021.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Corporation’s Audit Committee assists the Board in fulfilling its oversight responsibilities for the integrity of the Corporation’s financial statements, systems of internal accounting and financial controls, compliance with legal regulatory requirements, and the independent auditor’s qualifications, independence and performance as well as the performance of its internal audit function. The members of the Audit Committee meet the independence requirements of applicable laws and rules as determined by the Board. Five meetings of the Audit Committee were held during 2020. The charter was approved in February 2021 and can be viewed on the Bank’s website at: https://chemungfinancial.q4ir.com/corporate-information/documents/default.aspx

On March 16, 2021, the Audit Committee appointed the independent registered public accounting firm, Crowe LLP, as the Corporation’s independent auditors for the year ending December 31, 2021.

The Audit Committee has reviewed and discussed with management and with Crowe LLP, the Corporation’s audited consolidated financial statements for the year ended December 31, 2020. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and, received the written disclosures and the letter from the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with the independent registered public accounting firm their independence from the Corporation. The Audit Committee also discussed the quality and adequacy of the Corporation’s internal controls with management and the independent auditors. In addition, the Audit Committee reviewed with Crowe LLP their audit plans, audit scope and identification of audit risks.

Based upon the above-mentioned reviews and discussions with management and Crowe, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the Securities and Exchange Commission.

The Audit Committee:
            David M. Buicko, Chairman            Jeffrey B. Streeter
            Larry H. Becker                G. Thomas Tranter Jr.
            David J. Dalrymple                Thomas R. Tyrrell
            Richard E. Forrestel Jr.

This foregoing Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

Fees Paid to Independent Registered Public Accounting Firm
Fees billed by Crowe LLP relating to the years ended December 2020 and 2019 are provided in the following table. All services provided by Crowe in 2020 and 2019 were pre-approved by the Audit Committee.

Type of Service	Fiscal Years Ended December 31,

	2020	2019
	($)	($)

Audit Fees	371,800	305,000
Audit-Related Fees	8,000	7,639
Tax Fees	—	—
Captive Insurance Subsidiary Fees	22,750	22,750
All Other Fees	—	—

Total Fees	402,550	335,389

The audit fees were for professional services rendered for the audit of the Corporation’s annual financial statements, the independent auditor’s report on internal control over financial reporting, review of financial statements included in the Corporation’s Quarterly Reports filed on Form 10-Q, additional audit procedures required to be performed in response to the COVID-19 pandemic, and services that are normally provide by Crowe LLP in connection with statutory and regulatory filings or engagements.

The $8,000 in Audit-Related Fees for 2020 consisted of an attestation of the Corporation’s financial statements as of December 31, 2019 and December 31, 2018 related to the S-3 filing on April 27, 2020 for the Corporation’s Shelf Registration. The $7,639 in Audit-Related Fees for 2019 consisted of an additional billing for the integrated audit of the consolidated financial statements.

The Captive Insurance Subsidiary Fees for 2020 and 2019 were for audit and tax services.

Audit Committee Pre-Approved Policies and Procedures

The Audit Committee pre-approves the audit and permissible non-audit services provided by the independent auditors. These services may include audit services, non-audit services, audit-related services, tax services and other services. Crowe LLP and management periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve additional services on a case-by-case basis. In the period between meetings of the Audit Committee, the Audit Committee Chair or a delegated sub-committee is authorized to pre-approve such services provided that such pre-approval is ratified by the Audit Committee at its next regularly-scheduled meeting.

Corporate Governance

The business of the Corporation is managed under the direction of its Board of Directors in accordance with the laws of New York State. The Board serves as the ultimate decision-making body of the Corporation, except for those matters reserved to or shared with the shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Corporation. The directors are responsible to exercise their business judgment as they reasonably believe will further the long-range best interests of the Corporation, its shareholders and other stakeholders. The Board believes that the success of the Corporation depends on its financially sound performance to further its strategic objectives and its adherence to high standards of business ethics focusing on the letter and spirit of regulatory and legal mandates. At least once a year, the Board will take an active role in reviewing strategic planning of the Corporation and will exercise oversight over the implementation of strategic planning.

The Nominating and Governance Committee of the Board is responsible for ensuring that the Board is properly constituted to meet its fiduciary obligations to shareholders and the Corporation has and follows appropriate governance standards. This assessment includes whether individual directors or nominees qualify as independent under applicable laws and guidelines, as well as consideration of diversity, age, skills and experience of the directors as a group in the context of the needs of the Board. A majority of the directors must meet the criteria for general Board independence as required and defined by NASDAQ®.

The Board’s membership is divided into three classes, as equal in number as possible, with one class generally to be elected each year by the Corporation’s shareholders to a term of three years. The Nominating & Governance Committee identifies and recommends to the full Board suitable candidates for nomination for Director, including, when appropriate, incumbent directors. In making its recommendations, the Nominating and Governance Committee will consider any proposals it properly receives from shareholders for director nominees. Shareholders may propose a director candidate for consideration by the Nominating and Governance Committee by following the rules described under the heading “Shareholder Proposals for

Inclusion in the 2022 Proxy Statement” in the Additional Shareholder Information section. The Nominating and Governance Committee’s recommendations of candidates for nomination will be based on its determination as to the suitability of the particular individuals, and the slate as a whole, to serve as directors of the Corporation and Bank, taking into account the criteria described in the “Director Nomination Process” in the “Voting Proposal 1 – Election of Directors” section.

The Board does not believe that directors should be subject to term limits. While term limits may in some cases enhance the flow of fresh ideas and viewpoints in the boardroom, they may also result in the loss of knowledgeable and experienced directors, whose insights into the Corporation and its operations typically expand and deepen over time. When evaluating whether incumbent directors should be re-nominated, the Nominating and Governance Committee will consider, in addition to the incumbent’s prior performance on the Board, each such director’s attendance record for meetings of the Corporation’s Board, its subsidiary bank’s Board and committees on which the director serves, as applicable, and the same general qualities and attributes, such as suitability, personal character, integrity, general experience and background that it applies to new candidates for director. Additionally, the Corporation’s Bylaws provide that directors will retire from the Board at the first Annual Meeting of Shareholders held on or after they attain the age of 72. The Board may waive the limitation in its discretion or establish a greater age in the future.

Board Leadership Structure:

Chemung Financial is managed under the direction of its Board. All members of the Corporation’s Board also serve on the Board of the Bank. The Board establishes policies and strategies and regularly monitors the effectiveness of management in carrying out these policies and strategies. Members of the Board are kept informed of the Corporation’s business activities through discussions with key members of the management team, by reviewing materials provided to the Board and by participating in meetings of the Board and its committees. The Board currently consists of fourteen members. The Corporation separates the roles of CEO and Chairman of the Board, which provides the appropriate balance between strategy development and independent oversight of management and a higher degree of independence and transparency between the Board and management. The CEO is familiar with the Corporation’s business and industry and is responsible for identifying strategic priorities and leading the discussion and execution of strategy. The Chairman of the Board presides at all executive sessions of the Board, facilitating teamwork and communication between management and the Board, while providing guidance to the CEO. Mr. David J. Dalrymple served as Chairman of the Board in 2020. The Corporation believes that oversight by the Chairman of the Board, combined with the Corporation’s overall corporate governance structure, policies and practices as outlined earlier, maximizes the effectiveness of Board leadership. The Nominating and Governance Committee and the independent directors will continue to evaluate the Board’s leadership structure as part of its regular reviews of corporate governance and succession planning to ensure that it remains best suited for the Corporation and shareholders.

Anti-Hedging Policy:

The Corporation’s anti-hedging and anti-pledging provisions are covered in the Corporation’s Insider Trading Policy. Under the policy, directors and executive officers are prohibited from engaging in short sales of Corporation stock and from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on Corporation stock including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Corporation stock. In addition, directors and executive officers are prohibited from pledging Corporation stock as collateral for any loan or holding Corporation stock in a margin account.

Board Committees:

The Board has four standing committees whose membership and responsibilities must meet certain NASDAQ® and SEC requirements. These standing committees are the Audit, Enterprise Risk, Nominating and Governance and Compensation and Personnel Committees (collectively, the “Committees”). The Board may from time to time establish or maintain additional committees, as it deems necessary or appropriate, the membership of which may include one or more directors, as well as non-directors. One such additional committee that the Board has established is the Executive Committee, which is described later in this section.

Committee Membership

The Nominating and Governance Committee regularly reviews committee membership and makes recommendations for changes on an annual basis, with consideration given to the qualifications and preferences of individual directors and the specific requirements, if any, of NASDAQ® and the SEC for service on such Committees. The Board gives consideration to rotating committee members periodically, to the extent feasible under applicable laws and regulations governing the membership requirements of the Committees, but the Board does not believe rotation should be mandated as policy, nor that service by a director on a committee should be subject to term limits. All members of the four standing Committees are independent directors, as defined (and generally required) under applicable law, rules and regulations (see “Director Independence” later in this section for more detail). A table showing the current members of each of the standing Committees follows:

Director	Audit Committee	Enterprise Risk Committee	Compensation & Personnel Committee	Nominating & Governance Committee
Raimundo C. Archibold Jr.		✔
Larry H. Becker	✔
Ronald M. Bentley		✔
David M. Buicko	Chair
David J. Dalrymple	✔	Chair	✔	✔
Robert H. Dalrymple			✔	✔
Richard E. Forrestel Jr.	✔	✔
Denise V. Gonick		✔	✔
Stephen M. Lounsberry III		✔	Chair	✔
Jeffrey B. Streeter	✔	✔
Richard W. Swan		✔	✔
G. Thomas Tranter Jr.	✔	✔	✔	✔
Thomas R. Tyrrell	✔			Chair

Each of the four standing Committees has its own charter that sets forth the purposes, goals and responsibilities of the committee, as well as the qualifications for membership, procedures for appointing members, structure and operations, and policies for Board oversight of the committee. Each has the power to hire, at the Corporation’s expense, independent accounting, compensation, financial, legal or other consultants, as the members may deem necessary and appropriate, consistent with the overall authority to retain such advisors as set forth in the committee’s charter, including budgeting or professional conditions and limitations. Management approval will not be required for engagement of consultants, although management normally will be advised and consulted prior to any such engagement to avoid, among other things, conflicts of interest. The charters of each committee can be viewed on the Bank’s website at: https://chemungfinancial.q4ir.com/corporate-information/documents/default.aspx

Committee Descriptions

A description of each of the four standing Committees, as well as the Executive Committee, follows:

•Audit Committee: Mr. Buicko is the Chair of the Audit Committee; he has served in this role since 2019. The primary responsibilities of the Audit Committee include the appointment of independent auditors, the pre-approval of all audit and non-audit services performed by the Corporation’s independent auditors, the review of the adequacy of internal accounting and disclosure controls of the Corporation, reviewing the financial statements and audit report with management and the Corporation’s independent auditors and reviewing the earnings and financial releases and quarterly and annual reports filed with the SEC. In accordance with applicable rules, the Audit Committee must specifically approve, in advance, all services performed by the independent auditor. The Audit Committee met five times in 2020. For additional information, see the “Audit Committee Report” section.

•Compensation and Personnel Committee: Mr. Lounsberry is the Chair of the Compensation and Personnel Committee (the “Compensation Committee”); he has served in this role since 2012. The Compensation Committee’s primary responsibilities include to exercise authority, in its sole discretion, to retain and terminate, or obtain the advice of any adviser to be used to assist in the performance of its duties, but only after taking into consideration factors relevant in the adviser’s independence from management as specified in NASDAQ® Listing Rule 5605(d)(3), or any successor provision thereto, exercise authority or make recommendations to the Board (depending on the terms of the compensation plan) relating to the compensation of the executive officers, including to review and determine the compensation of the CEO and the other Named Executive Officers, review the Corporation’s compensation plans and programs affecting other employees, review management’s proposals for the election and promotion of officers, monitor compensation trends; and, select a peer group of companies against which to compare the Corporation’s compensation for the CEO, executive officers and chief auditor. The Compensation Committee’s oversight of the Bank’s incentive compensation plans, including setting corporate measures and goals consistent with principles of safety and soundness, make recommendations to the Board relating to awards and long-term equity awards. Director compensation is established by the Corporation’s Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee met seven times in 2020. For additional information, see the “Director Compensation” section.

•Nominating and Governance Committee: Mr. Tyrrell is the Chair of the Nominating and Governance Committee; he has served in this role since 2019. The Nominating and Governance Committee’s primary responsibilities include oversight of the Corporation’s corporate governance matters on behalf of the Board of Directors, identifying, evaluating and recommending qualified director nominees, considering shareholder nominees for election to the Board, reviewing annually and reporting to the Board regarding the independence of the directors, reviewing committee structure and making recommendations to the full Board for committee membership, recommending Corporate Governance Guidelines to the Board, and overseeing the Board and committee self-evaluation process. The Nominating and Governance Committee met three times in 2020.

•Enterprise Risk Committee: Mr. David J. Dalrymple is the Chair of the Enterprise Risk Committee; he has served in this role since the establishment of the committee in 2016. The responsibilities of the Enterprise Risk Committee include monitoring the Corporation’s compliance with legal and regulatory requirements, key risk areas to assess the effectiveness of risk management policies and procedures, reviewing management’s assessment of the enterprise risk profile of the Corporation including applicable ratios, trends and key risk indicators for credit, market, liquidity, operational, compliance and legal reputation and strategic risk, environmental, social and corporate governance risk, and the aggregation and correlation of individual risk exposures. At least annually, the committee will review a vendor report which provides a third party risk management program overview, including any vendor issues along with status of critical, high risk, and new vendor due diligence. The committee will review a physical safety and security annual report which provides a timeline of all incidents related to workplace safety and health as well as physical security for the previous twelve (12) months. The committee reviews the information security report on a quarterly basis outlining strategic objectives, program changes, phishing tests and vulnerability management and trends. The committee is provided with an annual incentive compensation evaluation which reviews all incentive compensation plans and assigns a risk rating to each plan. The committee will be apprised of environmental, social and governance initiatives from our management-level committee through the Enterprise Risk Management Dashboard, which is presented to the committee on a quarterly basis. Major fraud losses are reported to the committee on an annual basis citing any trends, concerns, and recommendations for improvement. At the beginning of the year, a training plan for the employees and directors is presented to the committee for review; this outlines all regulatory required training for the Corporation. The Enterprise Risk Committee met four times in 2020.

•Executive Committee: The main purpose of the Executive Committee is to act on matters that may require immediate attention at a time when it is impractical or inconvenient to convene the entire Board and serves in a dual capacity for the Corporation and the Bank. The Executive Committee has the full authority of the Board, except those powers that are expressly reserved to the Board under law or the Corporation’s Bylaws. For example, the committee is not authorized pursuant to the Bylaws to make submissions to shareholders of any action that requires shareholders’ approval, fill vacancies on the Board of Directors or in any committee, fix compensation of the Board or any committee, amend or repeal the Bylaws or the adoption of new Bylaws or amend or repeal any resolution of the Board. Because the Board believes proper governance involves the entire Board in the Corporation’s decision-making process, the Board strives to keep meetings of the Executive Committee to a minimum. The Executive Committee is currently comprised of the Board Chair, Mr. D. Dalrymple and Messrs. Bentley, R. Dalrymple, Swan, Tomson and Tranter. In 2020, the Executive Committee met two times.

Executive Session with Independent Directors

In addition to regular Board and committee meetings, directors meeting the general independence test under NASDAQ® meet, at least, two times a year in Executive Session to discuss any matters deemed relevant to the Corporation’s operation and condition. No current members of management are in attendance during these sessions, which are chaired by the Chairman of the Board. Due to the informality and expectation of confidentiality that characterize Executive Sessions, typically no binding corporate decisions or actions are taken nor official records maintained for them. The independent directors held two Executive Sessions in 2020.

Attendance

In 2020, the Corporation’s Board held twelve regularly-scheduled meetings and the Board of the Bank also held twelve regularly-scheduled meetings. Each then-current director attended at least 75% of the Board meetings and committee meetings to which he or she were assigned. The Corporation does not have a formal policy regarding attendance by a member of the Board at the Corporation’s Annual Meeting of Shareholders. In 2020, ten of thirteen then-current directors attended the Annual Meeting of Shareholders.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for senior financial officers, which applies to the Bank’s CEO, CFO, Chief Auditor and other senior officers performing accounting, auditing, financial management or similar functions. This Code of Ethics supplements a Code of Business Conduct and Ethics, which governs all employees, officers and directors. Both codes can be viewed on the Bank’s website at the following link https://chemungfinancial.q4ir.com/corporate-information/documents/default.aspx.

Director Independence:

Under applicable law and regulation, it is the responsibility of the Board, through recommendation of the Nominating and Governance Committee, to review and make a determination regarding the independence and qualifications of each member, as well as additional review and determination for members of certain committees.

The Corporation’s Governance Guidelines require that the Board consist of a majority of independent directors. Based upon a review of the annual Directors’ Questionnaires and the responses of the directors to questions regarding affiliation, compensation history, employment, and relationships with family members and others, the Board determined that all directors except for Mr. Tomson meet the independence requirements of the applicable laws and rules and NASDAQ® listing standards. In connection with its evaluation of director independence during 2020, there were no transactions considered other than those described under the section titled “Related Party Transactions.”

There were no “Compensation Committee Interlocks,” as defined under the SEC rules, in existence during the fiscal year 2020. No member of the Compensation Committee is a current or former employee of the Corporation or Bank. No member of the Compensation Committee is party to any related party transaction with the Corporation requiring disclosure by the Corporation or Bank.

In addition to meeting NASDAQ® general independence standards applicable to directors, the directors who serve on the Audit and/or Compensation Committees must meet certain additional independence or regulatory requirements some of which may be more rigorous than the general standards. The Board has determined that Directors Buicko, Becker, D. Dalrymple, Forrestel, Streeter, Tranter and Tyrrell, who constitute the Audit Committee, all meet the SEC’s more stringent independence requirements for Audit Committee members. The Board has also determined that Directors Becker, Buicko and Forrestel each qualify as an “Audit Committee Financial Expert,” as defined by the SEC rules (not all Audit Committee members are required to be financial experts). Further, the Board has determined that Directors Lounsberry, D. Dalrymple, R. Dalrymple, Gonick, Swan and Tranter, who constitute the Compensation Committee, all meet the independence requirements of NASDAQ® and the SEC for Compensation Committee members.

Related Party Transactions:

•Loans and Extensions of Credit: The Sarbanes-Oxley Act generally prohibits publicly-traded companies from making loans to their executive officers and directors, however it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as the Bank, to their executive officers and directors in compliance with federal banking regulations.

The Bank is engaged, and expects to engage in the future, in banking transactions in the ordinary course of business with executive officers, directors and their related parties, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Bank and that do not involve more than the normal risk of collectability or present other unfavorable features. Additionally, any transactions that would be required to be reported must be reviewed by the Audit Committee or another independent body of the Board of Directors. Any transaction with a director is reviewed by and subject to approval of the members of the Board of Directors who are not directly involved in the proposed transaction to confirm that the transaction is on terms that are no more favorable than those that would be available to us from an unrelated third party through an arms-length transaction.

The aggregate outstanding amount of our loans to the executive officers, directors and their related parties was $56.1 million as of December 31, 2020. At December 31, 2020, all loans to directors, executive officers and their related parties were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2020, and were made in compliance with federal banking regulation.

•Other Transactions: Mr. Buicko is President and CEO of Galesi Group and a member of Westcott Road Development LLC from which the Bank has leased, since 2018, its branch located at 2 Rush Street, Schenectady, New York, under a lease agreement through February 2033 with a monthly rent payment of $9,000. The total estimated lease payments beginning in January 2021 through the end of the term of the lease are expected to be $1,005,015. Mr. Becker is COO of Windsor Development Group, Inc. and the Bank leases its branch located at 1365 New Scotland Road, Slingerlands, New York, under a lease agreement through July 2027 with monthly rent payment of $4,000. The total estimated lease payments beginning January 2021 through the end of the term of the lease are expected to be $248,442.

Board Risk Oversight:

The Board is responsible for establishing the level of risk that the Corporation will take. The Board approves the Corporation’s overall business strategies and significant policies, including those related to managing risks. The Board has approved significant policies to establish tolerances for the institution’s activities and periodically reviews risk exposure limits to align with the changes in the institution’s strategies, address new activities and products, and react to changes in the industry and market conditions. The Board has charged the Enterprise Risk Committee with the oversight of risk management. The Chief Risk Officer (the “CRO”) reports to the CEO and the Enterprise Risk Committee. The CRO is responsible for developing and maintaining a comprehensive process for identifying, assessing, monitoring, and reporting key risks to the organization. The CRO ensures that the risk triggers are appropriate for the nature and complexity of the Corporation’s and Bank’s business activities and are consistent with the risk parameters established by the Board. The CRO makes regular reports to the Board and Enterprise Risk Committee regarding the status of risk management.

As it relates to the risks inherent in the Corporation’s incentive compensation plans, the CRO prepares and presents an annual report to the Compensation Committee and the Enterprise Risk Committee verifying the plans do not encourage excessive risk-taking. This risk assessment includes an evaluation of the design of the Bank’s incentive plans to ensure they satisfy bank regulatory requirements and do not encourage excessive or imprudent risk-taking, the Board’s oversight of our incentive compensation program to ensure that there is effective governance over the program and the internal controls over determining incentive payments and a review of the accuracy of the incentive payments and any related accruals. At the present time, the Compensation Committee, Enterprise Risk Committee and the Board do not believe these plans create risks that are reasonably likely to have a material adverse effect on the Corporation due to the existence of internal controls and the fact that the incentive payments comprise of a moderate portion of the employees’ total compensation. For more information, see the “Compensation Discussion and Analysis” section.

Environmental, Social and Governance:

The Enterprise Risk Committee has primary oversight of our efforts to be responsible stewards of the environment, to be a good corporate citizen in our communities, and to maintain strong governance practices. The oversight assists the Corporation and Bank to focus better on how we impact our key stakeholders and communities, while also strengthening our business performance.

As presented on the Bank’s website, “Chemung Financial embraces its corporate responsibility and commits to fully supporting every community within our footprint. This responsibility requires inclusion, volunteerism, financial support, thoughtful partnerships and the responsible management of our environmental impact. The value we provide to these communities is an integral part of who we are. Our employees’ leadership and service in charitable and civic organizations is foundational to our corporate citizenship. We serve diverse communities and value a representative work force and Board of Directors. Our community-banking mission focuses equally on all of our stakeholders and promotes the long-term sustainability of our communities.” For more information, visit the Bank’s website at www.chemungcanal.com.

Shareholder Communication with the Board:

Shareholders may communicate to the Board, to an individual director or directors, or to a particular committee of the Board by directing such communication either by email to kmckillip@chemungcanal.com or in writing to: Board of Directors – Shareholder Communications, c/o Corporate Secretary, Chemung Financial Corporation, One Chemung Canal Plaza, Elmira, New York 14901. If a shareholder intends such communication to be delivered to an individual director, specific directors, or particular committee of the Board, we request that this information be prominently displayed at the beginning of the communication.

Named Executive Officers

The Corporation’s Named Executive Officers for 2020 were Anders M. Tomson, President and CEO; Karl F. Krebs, Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer; Loren D. Cole, Executive Vice President and Chief Information Officer (“CIO”); Peter K. Cosgrove, Executive Vice President, Chief Credit Officer (“CCO”) and Chief Risk Officer (“CRO”), Louis C. DiFabio (retired December 31, 2020), Executive Vice President – Lending Services. The Corporation’s Named Executive Officers for 2020 were Anders M. Tomson, President and CEO; Karl F. Krebs, Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer; Loren D. Cole, Executive Vice President and Chief Information Officer (“CIO”); Peter K. Cosgrove, Executive Vice President, Chief Credit Officer (“CCO”) and Chief Risk Officer (“CRO”), Louis C. DiFabio (retired December 31, 2020), Executive Vice President – Lending Services.

Stock Ownership Information

The following table sets forth the beneficial ownership of the Corporation’s common stock, as defined under SEC rules, as of April 9, 2021, the record date for the 2021 Annual Meeting, for each director, director nominee and NEO of the Corporation, as well as for all directors and executives as a group. Unless otherwise indicated, each of the beneficial owners named below has sole voting and investment authority with respect to the shares listed. Under Rule 13d-3 of the Exchange Act, a person is considered a beneficial owner of a security if they have or share voting power or investment power over the security or has the right to acquire beneficial ownership of the security within 60 days from the date of this filing. “Voting Power” is the power to vote or direct the voting of shares. “Investment Power” is the power to dispose or direct the disposition of shares.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Directors, Nominees and NEOs:	(#)		(%)

Raimundo C. Archibold Jr.	—	(1)	—%
Larry H. Becker	37,730		*
Ronald M. Bentley	51,116		1.10%
David M. Buicko	5,210		*
David J. Dalrymple	38,847	(2)	*
Robert H. Dalrymple	262,083	(3), (9)	5.62%
Richard E. Forrestel Jr.	12,158		*
Denise V. Gonick	2,527	(4)	*
Stephen M. Lounsberry III	18,207	(5)	*
Jeffrey B. Streeter	6,080	(6)	*
Richard W. Swan	72,754	(7), (9)	1.56%
Anders M. Tomson	41,106	(8)	*
G. Thomas Tranter Jr.	24,340		*
Thomas R. Tyrrell	6,552		*
Loren D. Cole	6,571	(8), (9), (10)	*
Peter K. Cosgrove	1,315	(10)	*
Louis C. DiFabio	24,050	(10) (11)	*
Karl F. Krebs	10,237	(8), (10)	*
Directors and executive officers as a group (18 people)	620,883		13.32%

*Less than 1% based upon 4,662,801 outstanding shares as of April 9, 2021.

(1) Raimundo C. Archibold joined the Board in February 2021.

(2) Includes 19,110 shares held solely by David J. Dalrymple and 19,737 shares held in trust over which Mr. Dalrymple has voting and dispositive powers.

(3) Includes 766 shares held solely by Robert H. Dalrymple and 50% of the 24,758 shares held by Dalrymple Holding Corporation of which Robert H. Dalrymple is an officer, director and 50% principal shareholder. Includes 234,486 shares held by RD Wood, LLC, which Robert H. Dalrymple and Elizabeth T. Dalrymple manage and have shared voting and dispositive power over. Includes 14,452 shares held by Mr. Dalrymple’s spouse as to which he disclaims beneficial ownership.

(4) Includes 1,327 shares held solely by Denise V. Gonick and 1,200 shares held jointly with her spouse.

(5) Excludes 15,659 shares that Stephen M. Lounsberry has credited to his account in memorandum unit form under the Corporation’s Directors’ Deferred Fee Plan. The deferred fees held in memorandum unit form will be paid solely in shares of the Corporation’s common stock pursuant to the terms of the Plan and the election of the plan participants. Shares held in memorandum unit form under the Plan have no voting rights.

(6) Includes 1,526 shares held solely by Jeffrey B. Streeter and 4,554 shares held jointly with his spouse.

(7) Includes 36,949 shares held solely by Richard W. Swan and 27,015 shares held in four trusts over which Mr. Swan has voting and dispositive power. Includes 4,316 shares held in trust for the benefit of Mr. Swan, as income beneficiary, and 4,474 shares held by Mr. Swan’s spouse as to which he disclaims beneficial ownership.

(8) Includes all shares of common stock of the Corporation held for the benefit of certain executive officers by the Bank as trustee of the Bank’s Profit Sharing, Savings and Investment Plan. Messrs. Tomson, Cole and Krebs own 11,364, 3,223, and 5,389 shares, respectively.

(9) Includes 18,926 shares owned by spouses of certain officers and directors of which such officers and directors disclaim beneficial ownership.

(10) Includes all unvested shares of the Corporation’s common stock held in a restricted stock account at American Stock Transfer and Trust Company LLC on behalf of certain executive officers. Messrs. Cole and Cosgrove own 2,584 and 1,254 shares, respectively. Mr. DiFabio’s restricted stock vested on his retirement date, December 31, 2020. Mr. Krebs’ restricted stock vested in February, 2021, when he turned 65.

(11) Mr. DiFabio retired on December 31, 2020.

5% Shareholders:
The following table sets forth the beneficial ownership of the Corporation’s common stock as of April 9, 2021, the record date for the 2021 Annual Meeting, by three holders known by us to be the beneficial owner of more than 5% of the outstanding shares of the Corporation’s common stock on such date. Beneficial ownership includes all shares of common stock for which the person or entity has sole or shared voting power or investment power.

Name	Number of Shares Owned		Percentage of Shares Owned
More than 5% Owner (other than directors):	(#)		(%)

Chemung Canal Trust Company	294,739	(1)	6.32%
One Chemung Canal Plaza, P.O. Box 1522
Elmira, New York 14902-1522

Dalrymple Family Limited Partnership	339,242	(2)	7.28%
Henry M. Dalrymple
Matthew D. Dalrymple
2105 S. Broadway
Pine City, New York 14871

RD Wood LLC	262,083	(3)	5.62%
Robert H. Dalrymple
Elizabeth T. Dalrymple
5 Woodland Way
Ithaca, New York 14850-9802

(1) Shares held by the Bank in various fiduciary capacities, either alone or with others. Includes 302,739 shares held with shared voting power. There are 199,736 shares held with shared dispositive powers. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary in the same manner as if the co-fiduciary were the sole fiduciary. Shares held by the Bank as sole trustee will be voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the grantor or beneficiary and the Bank actually receives voting instructions.

(2) Mr. David J. Dalrymple no longer has shared powers or voting rights of Dalrymple Family Limited Partnership. Mr. Dalrymple’s sons, Henry M. and Matthew D. Dalrymple, are general partners of Dalrymple Family Limited Partnership of which each hold 50% ownership. Based on information reported in a Schedule 13G filed with the SEC on February 10, 2021, the Dalrymple Family Limited Partnership and Henry M. Dalrymple and Matthew D. Dalrymple have shared voting and dispositive power over all the shares.

(3) Includes 766 shares held solely by Mr. Robert H. Dalrymple and 50% of the 24,758 shares held by Dalrymple Holding Corporation of which Robert H. Dalrymple is an officer, director and 50% principal shareholder. Includes 14,452 shares held by Mr. Dalrymple’s spouse as to which he disclaims beneficial ownership. Based on the information reported in a Schedule 13G filed with the SEC on February 11, 2021, RD Wood, LLC has shared voting and dispositive power over 234,486 shares; Robert H. Dalrymple has shared voting and dispositive power over 259,244 shares; and, Elizabeth T. Dalrymple has shared voting and dispositive power over 234,486 shares.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of this Proxy Statement provides our shareholders with an explanation of the Corporation’s compensation philosophies, objectives, processes, practices and other relevant factors in setting NEO compensation. For more information on the Corporation’s Named Executive Officers see the “Named Executive Officers” section.

Compensation Philosophy and Objectives:

As discussed in the “Committee Description” section, the Compensation Committee reviews and administers the Corporation’s compensation policies and practices for NEOs. The Corporation’s compensation philosophy is designed to attract, motivate and retain highly qualified financial services professionals capable of maximizing business performance for the benefit of shareholders. The Compensation Committee believes in a simple, straight-forward approach to executive compensation and, therefore, has limited the number and types of plans used to compensate NEOs. For more information on the plans, see the “Elements of Compensation” section.

The Corporation’s and Bank’s compensation plans and practices are designed to reward NEOs for satisfying both corporate and individual performance goals. In 2020, compensation components of NEO compensation consisted of base salary, short and long term performance-based incentives, and retirement and other benefits. The Compensation Committee reviews quantitative and qualitative/subjective measures before applying its judgment to determine appropriate compensation for its NEOs. As a result, incentive plan pay is not tied directly to any specific set of metrics. As such, the Compensation Committee has not established rigid formulas for the allocation between cash and non-cash components, the allocation of short-term and long-term equity incentive compensation, or the percentage by which other NEOs’ compensation opportunity should be in relation to the CEO’s compensation. The Compensation Committee uses peer group data to provide a competitive level of total compensation targeted at the average level of comparably-sized financial institutions. As described below, the Compensation Committee also utilizes an independent compensation consultant to periodically evaluate NEO compensation levels and mix of cash and stock compensation. In 2020, the Compensation Committee believes that the relationship between the NEOs’ total compensation (base salary plus cash and stock-based incentive compensation) and the Corporation’s financial results demonstrates the alignment the Corporation has established between pay and business performance.

Setting Executive Compensation:

The Compensation Committee is responsible for the design, implementation and administration of our compensation plans and practices for the NEOs. The Compensation Committee periodically engages an independent outside consulting firm to conduct a comprehensive review of the Corporation’s executive compensation program. In 2020, McLagan conducted an independent and objective analysis of all elements of compensation, individually and in aggregate, relative to market and peer group practices. A primary data source used in the McLagan Report for determining the competitive market for NEO compensation was the information publicly disclosed by a peer group of other publicly traded banks. This peer group was developed by McLagan, with input from the Compensation Committee, using objective parameters that reflect bank holding companies of similar asset size and business model located in our general geographic region.

The peer group, which is listed below, consists of twenty-two (22) bank holding companies in Connecticut, Maine, Massachusetts, New York, Ohio and Pennsylvania that range from $1 billion to $5 billion in assets:

ACNB Corp.	CNB Financial Corp.	Financial Institutions Inc.	Orrstown Financial Services
Arrow Financial Corp.	ENB Financial Corp.	First Bancorp Inc.	Peoples Financial Services
Bar Harbor Bank Shares	Enterprise Bancorp Inc.	Franklin Financial Services	Rhinebeck Bancorp Inc.
Citizens & Northern Corp.	Evans Bancorp Inc.	Greene County Bancorp Inc.	Salisbury Bancorp Inc.
Civista Bancshares Inc.	Farmers National Banc Corp.	LCNB Corp.	SB Financial Group Inc.
Codorus Valley Bancorp. Inc.	Fidelity D & D Bancorp. Inc.

The Compensation Committee evaluates the peer group annually for suitability and may modify the peer group from time-to-time based on mergers and acquisitions within the industry or other relevant factors. The Corporation uses the peer bank data to inform it of the pay levels and practices of the Corporation’s peers as they most closely represent the labor market in which the Bank competes for key talent. Informed by this data, the Compensation Committee’s goal is to provide a competitive level of total compensation targeted at the average level of comparably-sized financial institutions, although actual compensation paid to an NEO may vary based on other factors such as the individual’s performance, experience, responsibilities and competitive conditions.

Role of Management:

Although the Compensation Committee is ultimately responsible for designing our Executive Compensation Program, input from the CEO is critical in ensuring that the Compensation Committee has the appropriate information needed to make informed decisions. The CEO participates in compensation-related actions associated with the other NEOs purely in an informational and advisory capacity and he presents the other NEOs’ performance summaries and recommendations relating to their compensation to the Compensation Committee for its review and recommendation to the full Board for approval. The CEO neither recommends nor participates in Compensation Committee deliberations regarding his own compensation.

Previous Say-On-Pay Vote Results:

Following our Annual Meeting of Shareholders on May 13, 2020, the Compensation Committee reviewed the results of the shareholder advisory vote on executive compensation with respect to 2019 compensation actions and decisions for our NEOs, which resulted in approximately 88.3% of the votes cast on the proposal. After a comprehensive market review and in light of strong shareholder support, we concluded that no substantial changes to our Executive Compensation Program were required.

Elements of Compensation:

In 2020, the mix of base salary and incentive compensation (which is incentive cash compensation and equity awards) places the average variable pay received by NEOs, other than the CEO, at approximately 53% of their base salary. The CEO’s incentive pay comprised of cash and unrestricted stock, represented approximately 66% of his base pay. Awards under the incentive plans are based on the Compensation Committee’s independent business judgement after evaluating the performance of each executive officer against pre-established Bank and individual goals. The Compensation Committee regularly reviews these elements of compensation in order to ensure that, as a whole, they conform to the Bank’s philosophy and objectives.

•Base Salary: Base salary paid to executives is reviewed against market on an annual basis. Base salary levels reflect the Compensation Committee’s perceived value of the position, both in the context of the market data of the Bank’s peer group for similar positions, as well as the individual fulfilling the duties of the position. The CEO reviews the base salaries of the other NEOs with the Compensation Committee and a recommendation for approval is submitted to the full Board. The recommendations are based upon an evaluation process which includes professional and leadership performance and the attainment of goals set forth in the Corporation’s annual business plan and base salary levels of each NEO relative to peers.

In December 2020, the Compensation Committee reviewed the NEOs’ base salaries utilizing the same methodology (relevant market data of our peer group and individual performance) and increased the base salaries as follows:In December 2020, the Compensation Committee reviewed the NEOs’ base salaries utilizing the same methodology (relevant market data of our peer group and individual performance) and increased the base salaries as follows:

Named Executive Officer	2019 Salary	2020 Raise		2020 Salary	Nature of Increase
		% of Base Salary	Amount of Increase
	($)	(%)	($)	($)

Anders M. Tomson	460,000	4.3	20,000	480,000	Merit and Market-Based

Loren D.Cole	192,610	12.2	23,500	216,110	Merit, Market-Based and Additional Responsibilities

Peter K. Cosgrove	225,000	3.0	6,750	231,750	Merit, Market-Based and Additional Responsibilities

Louis C. DiFabio	208,302	8.0	16,715	225,017	Merit and Market-Based

Karl F. Krebs	231,854	10.3	23,840	255,694	Merit and Market-Based

Based on a similar assessment of the NEOs’ performance in 2019, the Compensation Committee increased each NEO’s base salary as follows:

Named Executive Officer	2018 Salary	2019 Raise		2019 Salary	Nature of Increase
		% of Base Salary	Amount of Increase
	($)	(%)	($)	($)

Anders M. Tomson	417,000	10.3	43,000	460,000	Merit and Market-Based

Loren D.Cole	175,100	10.0	17,500	192,610	Merit and Market-Based

Peter K. Cosgrove	—	—	—	—	—

Louis C. DiFabio	193,769	7.5	14,533	208,302	Merit and Market-Based

Karl F. Krebs	225,102	3.0	6,752	231,854	Merit and Market-Based

The Compensation Committee conducts an annual performance review of the CEO. The CEO’s performance objectives are defined consistent with, and in support of, the Corporation’s annual business plan. Performance is also measured against progress towards the attainment of the Corporation’s long-term strategic plan. These goals include, but are not limited to, metrics related to net income, return on equity, efficiency, asset quality, bank performance against its peer group and progress in achieving long-term strategic objectives. For purposes of comparing the relevant financial metrics, the same peer group is used to assess total compensation. For more information on the peer group, see the “Setting Executive Compensation” section.

In January 2021, the Compensation Committee determined that Mr. Tomson achieved his 2020 goals and he received a base salary increase of $38,000 for 2021 in order to align his salary more closely with the market with respect to chief executive officers in our peer group. For more information on total base salaries earned by the NEOs in 2020, see the “Summary Compensation Table” section.

Additionally, in the context of structuring of our incentive compensation plans, the Compensation Committee assesses the individual contributions made by the NEOs, which includes assessing their accountability for specific financial, organization, operational and risk management objectives that are otherwise measurable performance objectives, the attainment of which contributes significantly to the growth and profitability of the Bank’s business operations. As a result, the Compensation Committee believes the Bank’s incentive compensation plans incentivize the NEOs to effectively plan, organize, supervise, monitor and evaluate the key functional area and department for which they are responsible and through which the Corporation’s most important corporate objectives are achieved.

The NEOs are eligible for the same benefits available to all other employees of the Bank including life and health insurance, vacation, holidays, and personal and sick leave.

•Short and Long-Term Performance-Based Incentive Compensation: The Corporation has adopted incentive compensation plans to motivate and reward senior officers (including the NEOs) for achieving predefined goals. The Compensation Committee and the Board do not subscribe to formula-driven incentive plans, but believe in maintaining discretion over the payment of incentive compensation. This discretion permits the Compensation Committee to make compensation decisions in the best interests of the Corporation and shareholders when events beyond the control of management positively or negatively influence financial results. In certain circumstances, the Compensation Committee may reduce or increase incentive payments. Each senior officer’s incentive award opportunity is not limited to a specified percentage of the incentive pool.

The Compensation Committee employs cash and restricted stock awards to recognize significant efforts or individual contributions of senior officers, including the NEOs. In determining these awards, many factors are considered including, but not limited to, the Bank’s net earnings vs. original plan, the financial results delivered by the senior officer’s division against goal, service quality results vs. goal, individual success in implementing business plan initiatives, and other contributions made by the senior officer to the Bank’s success. The senior officers eligible for an award, the criteria used to determine individual awards, and actual awards are reviewed with the Compensation Committee. There is no expectation that these awards will be paid each year. The Compensation Committee approved a cash bonus pool representing 30% of the aggregate base salaries of NEOs and 20% of the aggregate base salaries of senior officers. In 2020, the cash awards totaled $799,500 and the value of the restricted stock awards totaled $445,500 for a total of $1,245,000 representing approximately 37% of the aggregate base salaries of plan participants. As previously stated, these two components of incentive compensation for NEOs (other than the CEO) represent approximately 53% of the NEOs’ base salaries. In 2020, the CEO’s cash award totaled $157,500 and the value of the unrestricted stock award totaled $157,500 (which includes $26,258 for the Directors’ Stock Compensation Plan which Mr. Tomson is a participant) for a total of $315,000.

The following paragraphs provide further description of these plans:

•Omnibus Plan: In 2014, the Board approved an Omnibus Plan to aggregate into one document all current compensation plans, programs and arrangements that provide restricted stock, unrestricted stock, and cash awards to eligible employees and to members of the Board of the Corporation and the Bank and its affiliates. The Omnibus Plan incorporates all of the provisions of the Corporation’s Restricted Stock Plan, Incentive Compensation Plan, Directors’ Compensation Plan and the Corporation’s and Bank’s Directors’ Deferred Fee Plan. The Component Plans are generally intended to enhance the Corporation’s and Bank’s ability to attract and retain highly qualified officers, directors, key employees and other persons and to motivate such persons and to expend maximum efforts to improve the business results and earnings of the Corporation and the Bank by providing to such persons an opportunity to acquire or increase a direct proprietary interest in its operations and future success.

•Chemung Financial Corporation Amended and Restated Restricted Stock Plan (the “Restricted Stock Plan”): In 2010, the Board approved a Restricted Stock Plan for officers of the Bank, excluding the CEO. The Compensation Committee may recommend to the full Board discretionary grants of restricted shares of the Corporation’s common stock to officers selected to participate in the Plan. The Compensation Committee believes that these awards accomplish the following:

▪Align the interest of the Bank’s executives and senior officers with the interest of the Corporation and its shareholders;
•Ensure that the Corporation’s compensation practices are competitive and comparable with its peers; and
•Promote retention of select management level employees.

The awards are based on performance, responsibility and contributions of the NEOs, other senior officers and subject matter experts. Mr. Tomson recommends to the Compensation Committee (other than his own compensation) the number of shares to be awarded to senior officers, including NEOs and subject matter experts, which is subject to the Compensation Committee’s recommendation to the Board. The awards may not exceed fifteen thousand (15,000) shares per year in the aggregate. Twenty senior officers including Messrs. Cole, Cosgrove and Krebs were awarded restricted stock in 2020. Mr. DiFabio did not receive restricted stock in 2020 as he was granted all cash due to his retirement on December 31, 2020. These shares vest over a five-year period, lapse with termination of employment unless otherwise waived by the Compensation Committee and vest immediately in case of death, disability or a change in control. In light of the deficit of shares remaining available for distribution in the long-term equity plans, additional cash was paid out in 2020 to senior officers and NEOs who participated in the plan. For additional information, see the “Summary Compensation Table” section.

•Chemung Financial Corporation Incentive Compensation Plan (the “Incentive Compensation Plan”): The Incentive Compensation Plan provides for the grant of unrestricted stock and/or cash awards to select officers and key employees designated annually in the sole discretion of the Board as a reward for attainment of annual and long-term performance goals. Mr. Tomson was the only executive participant in the Incentive Compensation Plan in 2020. The maximum number of shares that can be awarded as unrestricted stock is ten thousand (10,000) per calendar year. The maximum cash bonus is $300,000 per calendar year. In January 2021, the Compensation Committee approved granting an Incentive Compensation award of $315,000 to the CEO for the year ending December 31, 2020. The awards were based on Mr. Tomson’s performance measured against his predetermined individual and Bank goals to include, but not limited to, metrics related to net income, return on equity, efficiency, asset quality, bank performance against peers, progress in achieving long-term strategic objectives, and other qualitative information considered by the Compensation Committee. Mr. Tomson received $157,500 in cash and $161,242 in the Corporation’s common stock which amounted to 4,603 shares (which includes shares received from the Incentive Compensation Plan and Directors’ Compensation Plan) and the award was paid in January 2021.

•Retirement and Other Benefits: The Corporation sponsors the Chemung Canal Trust Company 401(k) Defined Contribution Profit Sharing, Savings and Investment Plan (the “401(k) Plan”) which covers all employees. The Corporation contributes a non-discretionary 3% of gross annual wages for each participant, regardless of the participant’s deferral, in addition to a 50% match up to 6% of gross annual wages. All contributions made on or after January 1, 2017 will vest immediately, while all previous contributions continue vesting on a five-year vesting schedule. The 401(k) Plan’s assets consist of Chemung Financial Corporation common stock, as well as other common and preferred stocks, U.S. Government securities and corporate bonds and notes. The Bank instituted a total “freeze” of any future benefit accruals under the Chemung Canal Trust Company Pension Plan (the “Pension Plan”) effective January 1, 2017. Messrs. Tomson, Cole, Cosgrove, DiFabio and Krebs received a 3% non-discretionary contribution to the 401(k) Plan subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations. Effective January 1, 2017, as a result of the total “freeze” of the Pension Plan, all eligible employees will participate in the 401(k) Plan subject to limitations imposed by the Code and applicable regulations.

•Defined Contribution Supplemental Executive Retirement Plan (the “Defined Contribution SERP”): In June 2012, the Compensation Committee adopted the Defined Contribution SERP to attract and retain high-quality talent. Messrs. Tomson, Cole, Cosgrove, DiFabio and Krebs are credited with an annual contribution from the Bank in an amount equal to 20% of their base salary, which such annual contribution will cease upon the earlier of their (1) termination of employment for any reason or (2) the discontinuation of their participation in the Defined Contribution SERP.

The Bank may discontinue future contributions to any participant at any time. Benefits are payable upon the earlier of retirement, disability, death or a change in control. The annual Bank contribution is credited as of the last day of the applicable plan year provided that the participant is actively employed on that date. As of each valuation date, the cumulative value of each participant’s account shall be credited with simple interest at a rate of return equal to the average yield on 5-year U.S. treasury notes for the calendar quarter ending immediately prior to the valuation date.

•Chemung Canal Trust Company Deferred Compensation Plan (the “Deferred Compensation Plan”): The Bank maintains the Deferred Compensation Plan that allows the NEOs and other senior officers that the Compensation Committee may approve annually, to defer amounts up to all of their compensation to be paid at a future date as elected by the officer. Although all of the NEOs are eligible to participate, Messrs. Tomson, Cosgrove, DiFabio and Krebs were the only NEOs who participated in the plan in 2020. For more information on the Deferred Compensation Plan, see the “Deferred Compensation Plan” section.

•Perquisites: The NEOs are granted perquisites which the Compensation Committee believes are modest, reasonable and similar to those provided to executive officers at peer financial institutions and are designed to assist the executives in carrying out their duties. Club memberships are provided to the NEOs to enable them to interact and foster relationships with clients and local business people. Mr. Tomson has the use of a Bank-owned vehicle for business purposes and periodically uses a car service in order to continue facilitating meetings and conducting business, as necessary, during his travel time. Messrs. Tomson, Cole, Cosgrove, DiFabio and Krebs each received mileage and gas reimbursements in 2020.

•Change in Control Agreements: The Bank has entered into individual change in control agreements with Messrs. Tomson, Cole, Cosgrove, DiFabio and Krebs, which were amended and restated in December 2019. The purpose of the change in control agreements is to retain and secure key executives and encourage their attention and dedication to their assigned duties in the event of a change in control of the Bank. The agreements, as amended, have a double trigger change in control provision such that in the event of the executive’s voluntary termination without cause or voluntary termination for good reason within twelve (12) months following the effective date of a change in control of the Corporation or the Bank, each executive would be entitled to receive a severance benefit equal to 2.0 times or 2.99 times (for Mr. Tomson) his highest annual rate of base salary and highest annual incentive award (paid in the form of cash and/or unrestricted stock, as applicable) paid by the Bank to, or earned by, the executive during the calendar year of the change in control or either of the two (2) calendar years immediately preceding the change in control. Severance pay will be reduced by all amounts that are required to be withheld or deducted under the federal, state or municipal law. Such benefit would be payable to each executive in equal monthly installments for twenty-four (24) months or thirty-six (36) months (for Mr. Tomson).

Compensation Committee Report:

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section, as required by item 402(b) of the SEC’s Regulation S-K. Based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

            Stephen M. Lounsberry III, Chairman    Denise V. Gonick
            David J. Dalrymple                Richard W. Swan
            Robert H. Dalrymple                G. Thomas Tranter Jr.

Tax and Accounting Matters

Section 162(m): Under Section 162(m) of the Code, companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each executive officer listed in the “Summary Compensation Table” with the exception of the executive listed as a result of serving as the principal financial officer. Compensation that is “qualified performance-based compensation” under the Code’s definition is exempt from this limit.

The Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017, significantly modified Section 162(m) of the Code. The Act eliminated the “qualified performance-based compensation” exception to the deductibility limitation under Section 162(m) for tax years commencing after December 31, 2017. The Tax Act provides “grandfathered” treatment for qualified performance-based compensation in excess of $1 million that meets the requirements of Section 162(m), is payable pursuant a written binding contract in effect as of November 2, 2017, and is not modified in any material respect. In addition, the Tax Act expands the definition of “covered employee” to include the principal financial officer as well as any employee who has been designated a covered employee for any fiscal year beginning after December 31, 2016.

The Compensation Committee has historically attempted to structure its compensation arrangements to achieve deductibility under Section 162(m) of Code, unless the benefit of such deductibility is considered by the Compensation Committee to be outweighed by the need for flexibility or the attainment of other objectives. As was the case prior to the enactment of the Tax Act, the Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation. Since corporate objectives may not always be consistent with the requirements for tax deductibility, the Compensation Committee is prepared, when it deems appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m) of the Code. Thus, deductibility will be one of many factors considered by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Section 4999 and 280G: Section 4999 of the Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under Section 280G of the Code, such excess parachute payments are also nondeductible to the Corporation. If payments that are contingent on a change in control to a disqualified individual (which terms include the NEOs) equals or exceeds three times the individual’s base amount,” they may constitute “excess parachute payments” to the extent the payments exceed one times the individual’s base amount as defined by Section 280G of the Code.

Executive Officers

The following table sets forth certain information regarding the NEOs and other executive officers of the Corporation and Bank:

Name	Age	Position

Anders M. Tomson	54	CEO of the Corporation and the Bank (2016); President and COO of the Bank (2015); President of Capital Bank, a division of Chemung Canal Trust Company (2011). Mr. Tomson has been with the Bank since 2011.

Loren D. Cole	48	Executive Vice President and Chief Information Officer of the Bank (2018); Senior Vice President and Chief Information Officer of the Bank (2017); Senior Vice President of Bank of Oklahoma (2017); Executive Vice President of SpiritBank Corp. (2011). Mr. Cole has been with the Bank since 2017.

Peter K. Cosgrove	60	Executive Vice President, Chief Credit Officer and Chief Risk Officer (2020); Executive Vice President and Chief Credit Officer (2019); Regional Sales Executive, East Region, at KeyBank (2016); and member of the Merger Integration Leadership Team at KeyBank (2015-2017). Mr. Cosgrove has been with the Bank since 2019.

Louis C. DiFabio	57	Vice President of the Corporation (2015) and Executive Vice President of the Bank responsible for Lending Services (2015); Executive Vice President of the Bank (2011) responsible for Retail Client Services. Mr. DiFabio has been with the Bank since 1987 and retired from both the Corporation and the Bank on December 31, 2020.

Daniel D. Fariello	44	President of Capital Bank, a division of Chemung Canal Trust Company (2018); Senior Vice President of Capital Bank (2013); Relationship Manager (Commercial Loan Officer) of First Niagara Bank N.A. (2005). Mr. Fariello has been with the Bank since 2013. Mr. Fariello is not an NEO.

Kimberly A. Hazelton	53	Executive Vice President of the Bank (2016) responsible for Retail Client Services; Chief Operation Officer (2014) at Alternatives Federal Credit Union; Market President, Retail (2007-2013) at TD Bank. Mrs. Hazelton has been with the Bank since 2016. Mrs. Hazelton is not an NEO.

Jeffrey P. Kenefick	54	Regional President of the Bank (January 4, 2021); Senior Vice President (2019-2021); Executive Vice President, Commercial & Strategic Development and Regional President, Five Star Bank (2016); Executive Vice President, Commercial Banking and Regional President (2013-2016). Mr. Kenefick has been with the Bank since 2019. Mr. Kenefick is not an NEO.

Karl F. Krebs	65	Chief Financial Officer and Treasurer of the Corporation and Executive Vice President, Chief Financial Officer and Treasurer of the Bank (2013); Executive Vice President and Chief Financial Officer of Financial Institutions (2009). Mr. Krebs has been with the Bank since 2013.

Thomas W. Wirth	55	Executive Vice President of the Bank (2015) responsible for the Wealth Management Group; Senior Vice President of the Bank (2004) responsible for Investment Services. Mr. Wirth has been with the Bank since 1987. Mr. Wirth is not an NEO.

Executive Compensation

This Executive Compensation section includes several tables with details of the compensation actually paid and/or awarded to certain NEOs of the Corporation for each of the last three fiscal years, where applicable. Tables included in this section are as follows:
•Summary Compensation
•All Other Compensation
•Grants of Plan-Based Awards
•Outstanding Equity Awards at December 31, 2020
•Vested Equity Awards at December 31, 2020
•Equity Compensation Plan
•Pension Benefits
•Defined Contribution SERP
•Deferred Compensation
•Potential Payments Under Change in Control

Summary Compensation Table:

Name and Principal Position	Year	Salary (1)	Cash Bonus (1)	Stock Awards		Change in Pension Value(4)	All Other Compensation (5)	Total

		($)	($)	($)		($)	($)	($)

Anders M. Tomson	2020	480,000	157,500	161,242	(2)	—	151,223	949,965
President & CEO	2019	460,000	125,000	115,637	(2)	—	162,833	863,470
	2018	417,000	125,000	125,039	(2)	—	134,958	801,997

Karl F. Krebs	2020	256,186	108,500	46,525	(3)	—	83,276	494,487
Executive Vice President,	2019	235,540	62,500	67,500	(3)	—	89,436	454,976
CFO and Treasurer	2018	225,361	65,000	65,010	(3)	—	84,443	439,814

Loren D. Cole	2020	216,542	84,000	36,019	(3)	—	69,193	405,754
Executive Vice President	2019	196,283	42,500	47,500	(3)	—	60,066	346,349
and CIO	2018	175,773	40,000	40,000	(3)	—	13,229	269,002

Peter K. Cosgrove(6)	2020	232,010	77,000	33,032	(3)	—	76,868	418,910
Executive Vice President,	2019	78,144	15,000	17,500	(3)	—	18,821	129,465
CCO and CRO

Louis C. DiFabio(7)	2020	225,017	110,000	—		105,743	75,010	515,770
Executive Vice President	2019	211,714	35,000	40,000	(3)	121,352	77,243	485,309
Lending Services	2018	194,327	20,000	50,000	(3)	—	74,305	338,632

(1) The amounts shown for salary and bonus represent amounts earned in 2020, 2019 and 2018.

(2) The amounts shown for Mr. Tomson were made under the terms of the Incentive Compensation Plan. The awards are fully vested upon grant and reflect the grant date fair value. The stock award granted to Mr. Tomson in 2020, 2019 and 2018 includes director fees in the amounts of $26,258, $22,653 and $24,886, respectively.

(3) The amounts shown for Messrs. Krebs, Cole, Cosgrove and DiFabio represent shares granted under the Restricted Stock Plan and reflect the grant date fair value as reported in Note 15 of the Corporation’s audited consolidated financial statements contained in the Corporation’s Form 10-K. Twenty percent of the restricted stock awarded vests each year commencing with the first anniversary date of the award and is 100 percent vested on the fifth anniversary date. For more information on the restricted stock granted, see the “Grants of Plan-Based Awards Table” section. The amount of the awards are determined in the discretion of the Compensation Committee as discussed in the “Elements of Compensation” section.

(4) The amounts shown represent the aggregate change, during the respective year, in the present value of the NEO’s accumulated pension benefit from the Pension Plan. The Board approved a total “freeze” of the Pension Plan effective January 1, 2017. For more information on the Pension Plan, see the “Elements of Compensation” section. Mr. DiFabio was the only NEO that participated in the Pension Plan.

(5) The amounts shown include non-discretionary and matching contributions made by the Bank to the 401(k) Plan, dividends paid on unvested restricted stock, Defined Contribution SERP contributions and perquisites such as car allowance, personal portion of Bank-owned vehicles, gas reimbursement, mileage reimbursement (“Automobile Allowance/Usage”) and club memberships.

(6) Mr. Cosgrove joined the Bank in August 2019.

(7) Mr. DiFabio retired on December 31, 2020.

All Other Compensation Table:

Name	Employer Contributions to 401(k)	Dividends on Restricted Stock Awards	Automobile Allowance/ Usage	Club Memberships	Defined Contribution SERP	Total
	($)	($)	($)	($)	($)	($)

Anders M. Tomson	17,100	—	12,843	25,280	96,000	151,223

Karl F. Krebs	17,097	4,489	148	10,305	51,237	83,276

Loren D. Cole	15,628	2,111	56	8,089	43,309	69,193

Peter K. Cosgrove	13,539	408	628	15,891	46,402	76,868

Louis C. DiFabio	17,046	3,172	169	9,620	45,003	75,010

Grants of Plan-Based Awards Table:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock		Grant Date Fair Value of Stock Awards
		(#)		($)

Anders M. Tomson	01/20/2021	3,860	(1)	134,984
	01/15/2021	743	(2)	26,258

Karl F. Krebs	12/16/2020	1,324	(3)	46,525

Loren D. Cole	12/16/2020	1,025	(3)	36,019

Peter K. Cosgrove	12/16/2020	940	(3)	33,032

(1) This grant was awarded to Mr. Tomson as part of a year-end bonus pursuant to the Incentive Compensation Plan, paid January 20, 2021, and reflects the grant date fair value.

(2) This grant was awarded to Mr. Tomson as part of the Directors' Compensation Plan and reflects the grant date fair value.

(3) These amounts represent the grant date fair value as reported in Note 15 of the Corporation's audited consolidated financial statements contained in the Corporation's Form 10-K for the year ended December 31, 2020. The stock was awarded under the Restricted Stock Plan.

Outstanding Equity Awards at December 31, 2020 Table:

The following table shows all outstanding restricted stock awards held by each NEO under the Restricted Stock Plan as of December 31, 2020.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Yet Vested(1)	Fair Value of Shares or Units of Stock That Have Not Vested(2)
		(#)	($)

Karl F. Krebs	12/16/2020	1,324	44,950
	12/18/2019	1,208	41,012
	12/19/2018	912	30,962
	12/20/2017	524	17,790
	12/20/2016	275	9,336

Loren D. Cole	12/16/2020	1,025	34,799
	12/18/2019	851	28,891
	12/19/2018	562	19,080
	12/20/2017	146	4,957

Peter K. Cosgrove	12/16/2020	940	31,913
	12/18/2019	314	10,660

(1) Restricted stock awards vest over a five-year period after the date of the grant.

(2) These amounts represent the fair value of $33.95, the closing price for the Corporation's common stock on December 31, 2020.

Restricted Stock Vested During the Year Ended December 31, 2020 Table:

The following table shows all restricted stock awards held by each NEO under the Restricted Stock Plan that vested during the year-ended December 31, 2020.

Name	Vested Date	All Other Stock Awards: Number of Shares of Stock	Vested Date Fair Value of Stock Awards
		(#)	($)

Karl F. Krebs	12/16/2020	255	8,759	(1)
	12/18/2020	275	9,543	(2)
	12/18/2020	261	9,057	(2)
	12/18/2020	304	10,549	(2)
	12/18/2020	302	10,479	(2)

Loren D. Cole	12/18/2020	72	2,498	(2)
	12/18/2020	187	6,489	(2)
	12/18/2020	212	7,356	(2)

Peter K. Cosgrove	12/18/2020	78	2,707	(2)

Louis C. DiFabio	12/16/2020	218	7,488	(1)
	12/18/2020	214	7,426	(2)
	12/18/2020	191	6,628	(2)
	12/18/2020	234	8,120	(2)
	12/18/2020	179	6,211	(2)
	12/31/2020	2,014	68,375	(3)

(1) These amounts represent the fair value of $34.35, the closing price of Chemung Financial Corporation’s common stock on the 12/16/2020 vesting date.

(2) These amounts represent the fair value of $34.70, the closing price of Chemung Financial Corporation’s common stock on the 12/18/2020 vesting date.

(3) This amount represents the fair value of $33.95 on the 12/31/2020 vesting date.

Deferred Compensation Plan:

The Deferred Compensation Plan allows a select group of management and employees to defer all or a portion of their annual compensation to a future date. Eligible employees and generally highly-compensated employees are designated by the Board of Directors from time to time. Messrs. Tomson, Cosgrove, DiFabio and Krebs were the only NEOs who participated in the Deferred Compensation Plan in 2020. Investments in the plan are recorded as trading assets and deferred amounts are an unfunded liability of the Corporation. The Deferred Compensation Plan requires deferral elections be made before the beginning of the calendar year during which the participant will perform the services to which the compensation relates. Participants in the Deferred Compensation Plan are required to elect a form of distribution, either lump sum payment or annual installments not to exceed ten years, and a time of distribution, either a specified age or a specified date. The terms and conditions for the deferral of compensation are subject to the provisions of Section 409A of the IRS Code. The income from investments and cost of the plan are recorded as dividend, non-interest income, and non-interest expenses, respectively, in the consolidated statements of income.

Deferred Compensation Table:

As previously discussed in the “Deferred Compensation Plan” section, the Bank maintains a Deferred Compensation Plan that allows a select group of management and employees to defer all or a portion of their annual compensation to a future date. Eligible employees are generally highly-compensated employees and are designated by the Board from time to time. The following table sets forth the contributions made by the NEOs for 2020.

Name	Year	Employee Contribution	Registrant Contribution	Aggregate Earnings(1)	Aggregate Balance(2)
		($)	($)	($)	($)

Anders M. Tomson	2020	30,250	—	812	34,102

Peter K. Cosgrove	2020	265,644	—	7,152	370,795

Louis C. DiFabio	2020	50,253	—	5,181	276,329

Karl F. Krebs	2020	25,635	—	6,843	232,934

(1) These amounts are not reported in the "Summary Compensation Table" section.

(2) Amounts reflected in the "Summary Compensation Table" section for previous years include $157,650 for Mr. Krebs. Messrs. Tomson, Cosgrove and DiFabio did not participate in the Deferred Compensation Plan in prior years or were not considered NEOs at that time.

Pension Benefits:

•Tax Qualified Pension Plan: The Bank adopted the Pension Plan, which is a non-contributory defined benefit pension plan and a “qualified plan” under the Code and therefore must be funded. Contributions are deposited to the plan and held in trust. The Pension Plan assets may only be used to pay retirement benefits and eligible plan expenses. The Bank instituted a total “freeze” of any future benefit accruals under the Chemung Canal Trust Company Pension Plan (the “Pension Plan”) effective January 1, 2017. Mr. DiFabio is the only NEO who participated in the Pension Plan.

Under the Pension Plan, pension benefits are based upon final average annual compensation where the annual compensation is total base earnings paid plus salary deferrals. Bonuses, overtime, commissions and dividends are excluded. The normal retirement benefit equals 1.2% of final average compensation (highest consecutive five years of annual compensation in the prior ten years) times years of service (up to a maximum of 25 years), plus 1% of average monthly compensation for each additional year of service (up to a maximum of 35 years), plus 0.65% of average monthly compensation in excess of covered compensation for each year of credited service up to 35 years. Covered compensation is the average of the social security taxable wage bases in effect for the 35 year period prior to normal social security retirement age. Compensation for purposes of determining benefits under the Pension Plan is reviewed annually. On September 21, 2016, the Board amended the Pension Plan to cease future benefit accruals effective January 1, 2017. During the fourth quarter of 2018, the Corporation offered terminated, vested employees, the option to receive lump sum settlement payments. The effects of these changes are reflected in Note 14 of the 10-K under pension plan disclosures as of December 31, 2018.

Normal retirement age under the Pension Plan is age 65. Participants may commence their retirement benefit prior to the age of 65 if they have at least five years of credited service and have attained age 55. The retirement benefit payable before age 65 is reduced to recognize the greater number of years during which the participant will receive the retirement benefit. The reduction is 6.67% for each year between age 60 and 65 that the benefit commences prior to the age of 65. The reduction prior to age 60, if the benefit commences between age 55 and 60, is 5.33% per year.

Pension Benefits Table:
The accumulated benefit is the benefit to which the executive would be entitled had he or she terminated employment on December 31, 2020 and elected to commence his or her benefit at the earliest age at which he or she would receive an unreduced benefit, payable as a monthly benefit for as long as the executive lived. The expected benefit payments are discounted using an interest rate of 2.61%, and mortality based upon the 2021 mortality table as specified in IRS Regulation 1.430(h)(3)-1, applied on a static basis.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
			($)

Louis C. DiFabio	Chemung Canal Trust Company Pension Plan	27	712,373

(1) Mr. DiFabio retired on December 31, 2020 with the intent to commence his benefit at a future date.

The accumulated benefit is the benefit to which the executive would be entitled had he or she terminated employment on December 31, 2019 or December 31, 2020 and elected to commence his or her benefit at the earliest age at which he or she would receive an unreduced benefit, payable as a monthly benefit for as long as the executive lived. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefits as of December 31, 2019 and December 31, 2020. The assumed interest rate is 3.33% for December 31, 2019 and 2.61% for December 31, 2020. The mortality assumption for December 31, 2019 is based upon the 2020 mortality table as specified in IRS Regulation 1.430(h)(3)-1, applied on a static basis. The morality assumption for December 31, 2020 is based upon the 2021 mortality table as specified in IRS Regulation 1.430(h)(3)-1, applied on a static basis.

Name	Plan Name	Increase in Actuarial Present Value of Accumulated Benefit(1)
		($)

Louis C. DiFabio	Chemung Canal Trust Company Pension Plan	105,743

(1) The increase in the actuarial present value of accumulated benefits is the difference between the actuarial present value of accumulated benefits as of December 31, 2019 and December 31, 2020, taking into account the changes in the discount rate assumption, the mortality assumption, and the fact that each participant is one year closer to expected retirement. Since benefits under both Pension Plans were frozen at December 31, 2016, there were no increases in the accrued benefits under the pension plan during 2020.

As mentioned above, the mortality basis has changed effective December 31, 2020, to reflect the 2021 mortality table as specified in IRS Regulation 1.430(h)(3)-1, applied on a static basis, and the discount rate decreased from 3.33% to 2.61%. The net impact of these two changes increased the present value of all pension benefits under the Pension Plan and the Executive Supplemental Pension Plan, from December 31, 2019 to December 31, 2020.

•Defined Contribution Supplemental Executive Retirement Plan (the “Defined Contribution SERP”): The Defined Contribution SERP is provided to certain executives to motivate and retain key management by providing a non-qualified retirement benefit that is payable at retirement, disability, death and certain other events. The NEOs who participated in the plan in 2020 are as follows: Messrs. Tomson, Cole, Cosgrove, DiFabio and Krebs.

The Defined Contribution SERP is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly-compensated employees under Section 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. The Defined Contribution SERP’s expense is the Corporation’s annual contribution plus interest credits.

Defined Contribution SERP Table:

Name	Registrant Contribution(1)	Aggregate Earnings(1)	Aggregate Balance(2)
	($)	($)	($)

Anders M. Tomson	96,000	2,862	634,164

Karl F. Krebs	51,237	1,504	333,997

Loren D. Cole	43,309	210	82,775

Peter K. Cosgrove	46,402	84	62,114

Louis C. DiFabio	45,003	641	165,506

(1) Contributions are reflected in the “Summary Compensation Table” section for 2020. No aggregate earnings were reported in the “Summary Compensation Table” section.

(2) Amounts reflected in the “Summary Compensation Table” section for previous years for Messrs. Tomson, Krebs, Cole, Cosgrove and DiFabio include $505,529, $267,103, $39,257, $0 and $117,363, respectively.

Pay Ratio Disclosure:

The Bank’s compensation program is designed to motivate all employees to carry out the Corporation’s Mission of value for our shareholders, value for our clients, value for our employees and value for our communities. The Corporation aims to pay appropriate compensation at all levels within the Bank.

The following is a reasonable estimate calculation, prepared in accordance with SEC rules, of the ratio of the total annual compensation paid to Mr. Tomson, our President & CEO, to the median of the total annual compensation of all of the Bank’s employees except Mr. Tomson, for 2020.

Our median employee for this calculation was determined using wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for all of our active employees, excluding Mr. Tomson, as of December 31, 2020. We included all employees, whether employed on a full-time, part-time or seasonal basis. We annualized the data used in the calculation only for our full-time employees who were hired during 2020.

After identifying the median employees as described above, we determined that the median employee had a total annual compensation of $42,665.65 for 2020, which was determined using the same methodology as required by the SEC for named executive officers as set forth in the “Summary Compensation Table” section. The total annual compensation for Mr. Tomson for the same period shown in the “Summary Compensation Table” section was $772,484.20. The ratio of Mr. Tomson’s annual compensation for 2020 to the median total annual compensation of all other employees for 2020 was estimated to be 1-to-18.

Agreements with Named Executive Officers

The following paragraph summarizes the estimated amounts payable to each of the NEOs under an employment agreement or change in control agreement assuming employment was terminated December 31, 2020.

The Bank has entered into a Change in Control Agreement with Mr. Tomson, President and CEO. If within 12 months following a change in control, Mr. Tomson’s employment is terminated without cause or Mr. Tomson resigns for good reason, the agreement provides for a cash severance payment equal to 2.99 times the highest annual rate of base salary and highest annual incentive award paid to, or earned by, Mr. Tomson for any of the two calendar years ending with the year in which Mr. Tomson’s employment ended. See “Potential Payments Table” below for more information.

The Bank has entered into Change in Control Agreements with executive officers Cole, Cosgrove, Krebs and DiFabio. If within 12 months following a change in control, the executive’s employment is terminated without cause or the executive resigns for good reason, the agreements provide for payments of 2.0 times the executive’s highest annual rate of base salary and highest annual incentive award paid to, or earned by, the executive for any of the two calendar years ending with the year in which the executive’s employment ended. Payments would be made in equal monthly installments for twenty-four (24) months following the effective date of the termination. The executive’s shares of restricted stock shall immediately vest and all restrictions thereon shall lapse. See “Potential Payments Table” below for more information.
Potential Payments Table:

Name and Principal Position	Type of Payment	Involuntary Termination Without Cause or Voluntary Termination For Good Reason Within One Year of Change in Control	Voluntary Resignation	Retirement	Disability	Death	Involuntary Termination With Cause	Involuntary Termination Without Cause or Voluntary Termination for Good Reason
		($)	($)	($)	($)	($)	($)	($)

	Severance	2,309,728	—	—	—	—	—	—
Anders M. Tomson	Restricted Stock	—	—	—	—	—	—	—
President and CEO	Non-Qualified SERP	634,164	507,331	507,331	634,164	634,164	—	507,331
	Disability	—	—	—	308,841	—	—	—
	Total	2,943,892	507,331	507,331	943,005	634,164	—	507,331

	Severance	822,371	—	—	—	—	—	—
Karl F. Krebs	Restricted Stock	144,050	—	—	144,050	144,050	—	—
Executive Vice President,	Non-Qualified SERP	333,997	233,798	233,798	333,997	333,997	—	233,798
CFO and Treasurer	Disability	—	—	—	45,786	—	—	—
	Total	1,300,418	233,798	233,798	523,833	478,047	—	233,798

	Severance	673,085	—	—	—	—	—	—
Loren D. Cole	Restricted Stock	87,727	—	—	87,727	87,727	—	—
Executive Vice President,	Non-Qualified SERP	82,775	—	—	82,775	82,775	—	—
and CIO	Disability	—	—	—	415,356	—	—	—
	Total	843,587	—	—	585,858	170,502	—	—

	Severance	684,019	—	—	—	—	—	—
Peter K. Cosgrove	Restricted Stock	42,573	—	—	42,573	42,573	—	—
Executive Vice President,	Non-Qualified SERP	62,114	—	—	62,114	62,114	—	—
CCO and CRO	Disability	—	—	—	165,624	—	—	—
	Total	788,706	—	—	270,311	104,687

	Severance	670,034	—	—	—	—	—	—
	Restricted Stock	—	—	—	—	—	—	—
Louis C. DiFabio(1)	Non-Qualified SERP	165,506	165,506	165,506	165,506	165,506	—	165,506
Executive Vice President	Disability	—	—	—	246,821	—	—	—
	Qualified Pension Plan	712,373	712,373	539,271	712,373	272,289	712,373	712,373
	Total	1,547,913	877,879	704,777	1,124,700	437,795	712,373	877,879

(1) Mr. DiFabio retired on December 31, 2020.

Delinquent Section 16(a) Reports

The Corporation’s executive officers and directors, as well as any 10% shareholders of the Corporation, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports with the SEC regarding their ownership of Corporation common stock, including changes in their stock ownership. The Corporation has reviewed these reports filed by the Corporation’s executive officers and directors during 2020, along with written statements received from the directors and executive officers. Based solely upon review of these reports furnished to the Corporation and its representatives and certain representations that no other reports were required, subject to the SEC reporting requirements, all directors and executive officers filed the required reports on a timely basis.

Shareholder Proposals for Inclusion in the 2022 Proxy Statement

The Corporation’s Board will establish a date for the 2022 Annual Meeting of Shareholders. The shareholder’s proposal must be received by the Corporate Secretary of Chemung Financial Corporation at its principal executive offices, One Chemung Canal Plaza, Elmira, New York 14901, no later than December 28, 2021, which is 120 days prior to the date the proxy statement for the 2022 Annual Meeting will be first mailed. The shareholder must also satisfy the other requirements of SEC Rule 14a-8. Additionally, our Corporation Bylaws require the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or person to be nominated, as well as the number of shares of our common stock that are owned by the proposing shareholder. Note that this requirement is separate from the notice requirements described in this Proxy Statement regarding the advance notice that is required before a shareholder is permitted to present a proposal for a vote at any annual meeting pursuant to the Corporation’s Bylaws.

The Corporation’s Bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and director nominations, which are properly brought before an annual meeting of shareholders. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Corporation’s principal executive offices not less than 120 calendar days prior to the anniversary date the Proxy Statement was mailed to shareholders in connection with the previous year’s annual meeting of shareholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s Proxy Statement, notice by the shareholder to be timely must be so received a reasonable time before the solicitation is made.

Appendix A: 2021 Equity Incentive Plan

CHEMUNG FINANCIAL CORPORATION
2021 EQUITY INCENTIVE PLAN
ARTICLE 1 - GENERAL

Section 1.1    Purpose, Effective Date and Term. The purpose of this Chemung Financial Corporation 2021 Equity Incentive Plan (as amended from time to time, the “Plan”) is to promote the long-term financial success of Chemung Financial Corporation (the “Company”), and its Subsidiaries, including Chemung Canal Trust Company (the “Bank”) by providing a means to attract, retain and reward individuals who contribute to such success and to further align their interests with those of the Company’s stockholders through the ownership of Company common stock. The “Effective Date” of the Plan is June 8, 2021, which is the expected date of the approval of the Plan by the Company’s stockholders. The Plan shall remain in effect as long as any awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the day immediately prior to the ten-year anniversary of the Effective Date. Upon stockholder approval of this Plan, no further awards shall be granted under the Prior Plan, and the Prior Plan shall remain in existence solely for the purpose of administering outstanding grants thereunder.

Section 1.2    Administration. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”), in accordance with Section 5.1.

Section 1.3    Participation. Each Employee or Director of, or service provider to, the Company or any Subsidiary of the Company who is granted an Award in accordance with the terms of the Plan shall be a “Participant” in the Plan. The grant of Awards under the Plan shall be limited to Employees and Directors of, and service providers to, the Company or any Subsidiary. Participants in the Chemung Financial Corporation/Chemung Canal Trust Company Amended and Restated Directors’ Deferred Fee Plan (the “Director Deferred Fee Plan”), attached hereto as Exhibit A and incorporated herein by reference, shall be eligible to participate in this Plan.

Section 1.4    Definitions. Capitalized terms used in the Plan are defined in Article 8 and elsewhere in the Plan.

ARTICLE 2 - AWARDS

Section 2.1    General. Any Award under the Plan may be granted singularly, or in combination with another Award (or Awards). Each Award under the Plan shall be subject to the terms and conditions of the Plan and such additional terms, conditions, limitations and restrictions as the Committee shall provide with respect to such Award and as evidenced in the Award Agreement. Every Award under the Plan shall require a written Award Agreement. Subject to the provisions of Section 2.6, an Award may be granted as an alternative to or replacement (subject to Section 2.7) of an existing award under the Plan or any other plan of the Company or any Subsidiary (provided, however, that no reload Awards shall be granted hereunder) or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or its Subsidiaries, including without limitation the plan of any entity acquired by the Company or any Subsidiary. The types of Awards that may be granted under the Plan include:

(a) Stock Options. A Stock Option means a grant under Section 2.2 that represents the right to purchase shares of Stock at an Exercise Price established by the Committee. Any Stock Option may be either an Incentive Stock Option (an “ISO”) that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b), or a Non-Qualified Stock Option (a “Non-Qualified Option”) that is not intended to be an ISO, provided, however, that no ISOs may be granted: (i) after the ten-year anniversary of the Effective Date or the date the Plan is approved by the Board, whichever is earlier; or (ii) to a non-employee. Unless otherwise specifically provided by its terms, any Stock Option granted under the Plan shall be a Non-Qualified Option. Any ISO granted under this Plan that does not qualify as an ISO for any reason (whether at the time of grant or as the result of a subsequent event) shall be deemed to be a Non-Qualified Option. In addition, any ISO granted under this Plan may be unilaterally modified by the Committee to disqualify such Stock Option from ISO treatment such that it shall become a Non-Qualified Option; provided however, that any such modification shall be ineffective if it causes the Award to be subject to Code Section 409A (unless, as modified, the Award complies with Code Section 409A).

(b) Restricted Stock Awards. A Restricted Stock Award means a grant of shares of Stock under Section 2.3 for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan, subject to a time-based vesting schedule or the satisfaction of market conditions or performance conditions.

(c) Restricted Stock Units. A Restricted Stock Unit means a grant under Section 2.4 denominated in shares of Stock that is similar to a Restricted Stock Award except no shares of Stock are actually awarded on the date of grant of a Restricted Stock Unit. A Restricted Stock Unit is subject to a time-based vesting schedule or the satisfaction of market conditions or performance conditions and shall be settled in shares of Stock; provided, however, that in the sole discretion of the Committee, determined at the time of settlement, a Restricted Stock Unit may be settled in cash based on the Fair Market Value of a share of the Company’s Stock multiplied by the number of Restricted Stock Units being settled.

(d) Performance Awards. A Performance Award means an Award under Sections 2.2, 2.3 or 2.4 that vests upon the achievement of one or more specified performance measures, as further set forth in Article 8.

Section 2.2    Stock Options.
(a) Grant of Stock Options. Each Stock Option shall be evidenced by an Award Agreement that shall: (i) specify the number of Stock Options covered by the Award; (ii) specify the date of grant of the Stock Option; (iii) specify the vesting period or conditions to vesting; and (iv) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service with the Company as the Committee may, in its discretion, prescribe. Stock Options may be granted as a Performance Award.

(b) Terms and Conditions. A Stock Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall a Stock Option expire later than ten (10) years after the date of its grant (or five (5) years with respect to an ISO granted to an Employee who is a 10% Stockholder). The “Exercise Price” of each Stock Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock); provided, however, that the Exercise Price of an ISO shall not be less than 110% of Fair Market Value of a share of Stock on the date of grant if granted to a 10% Stockholder; further, provided, that the Exercise Price may be higher or lower in the case of Stock Options granted or exchanged in replacement of existing Awards held by an Employee or Director of or service provider to an acquired entity. The payment of the Exercise Price of a Stock Option shall be by cash or, subject to limitations imposed by applicable law, by such other means as the Committee may from time to time permit, including: (i) by tendering, either actually or constructively by attestation, shares of Stock valued at Fair Market Value as of the date of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; (iii) by net settlement of the Stock Option, using a portion of the shares obtained on exercise in payment of the Exercise Price of the Stock Option (and if applicable, tax withholding); (iv) by personal, certified or cashier’s check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof. The total number of shares that may be acquired upon the exercise of a Stock Option shall be rounded down to the nearest whole share, with cash-in-lieu paid by the Company, at its discretion, for the value of any fractional share.

(c) Dividends. No dividends or Dividend Equivalent Rights shall be paid with respect to any Stock Options.

Section 2.3.    Restricted Stock Awards.

(a) Grant of Restricted Stock. Each Restricted Stock Award shall be evidenced by an Award Agreement, that shall: (i) specify the number of shares of Stock covered by the Restricted Stock Award; (ii) specify the date of grant of the Restricted Stock Award; (iii) specify the vesting period; and (iv) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of Participant’s employment or Service with the Company as the Committee may, in its discretion, prescribe. Restricted Stock Awards may be granted as Performance Awards. All Restricted Stock Awards shall be in the form of issued and outstanding shares of Stock that, at the discretion of the Committee, shall be either: (x) registered in the name of the Participant and held or on behalf of the Company, together with a stock power executed by the Participant in favor of the Company, pending the vesting or forfeiture of the Restricted Stock; or (y) registered in the name of, and delivered to, the Participant. In any event, the certificates evidencing the Restricted Stock Award shall at all times prior to the applicable vesting date bear the following legend:

The Stock evidenced hereby is subject to the terms of an Award Agreement between Chemung Financial Corporation and [Name of Participant] dated [Date], made pursuant to the terms of the Chemung Financial Corporation 2021 Equity Incentive Plan, as amended from time to time, copies of which are on file at the executive offices of Chemung Financial Corporation, and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Award Agreement.

or such other restrictive legend as the Committee, in its discretion, may specify. Notwithstanding the foregoing, the Company may in its sole discretion issue Restricted Stock in any other approved format (e.g., electronically) in order to facilitate the paperless transfer of such Awards. In the event Restricted Stock that is not issued in certificate form, the Company and the transfer agent shall maintain appropriate bookkeeping entries that evidence Participants’ ownership of such Awards. Restricted Stock that is not issued in certificate form shall be subject to the same terms and conditions of the Plan as certificated shares, including the restrictions on transferability and the provision of a stock power executed by the Participant in favor of the Company, until the satisfaction of the conditions to which the Restricted Stock Award is subject.

(b) Terms and Conditions. Each Restricted Stock Award shall be subject to the following terms and conditions:

(i) Dividends. Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Agreement, any dividends or distributions declared and paid with respect to shares of Stock subject to the Restricted Stock Award shall be immediately distributed to the Participant. If the Committee determines to delay the distribution of dividends to a Participant until the vesting of an Award of Restricted Stock, the Committee shall cause the dividend (and any earnings thereon) to be distributed to the Participant no later than two and one-half months following the date on which the Restricted Stock vests.

(ii) Voting Rights. Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Agreement, a Participant shall have voting rights related to the unvested, non-forfeited Restricted Stock Award and such voting rights shall be exercised by the Participant in his or her discretion.

(iii) Tender Offers and Merger Elections. Each Participant to whom a Restricted Stock Award is granted shall have the right to respond, or to direct the response, with respect to the related shares of Restricted Stock, to any tender offer, exchange offer, cash/stock merger consideration election or other offer made to, or elections made by, the holders of shares of Stock. Such a direction for any such shares of Restricted Stock shall be given by proxy or ballot (if the Participant is the beneficial owner of the shares of Restricted Stock for voting purposes) or by completing and filing, with the inspector of elections, the trustee or such other person who shall be independent of the Company as the Committee shall designate in the direction (if the Participant is not such a beneficial owner), a written direction in the form and manner prescribed by the Committee. If no such direction is given, then the shares of Restricted Stock shall not be tendered.

Section 2.4    Restricted Stock Units.

(a) Grant of Restricted Stock Unit Awards. Each Restricted Stock Unit shall be evidenced by an Award Agreement which shall: (i) specify the number of Restricted Stock Units covered by the Award; (ii) specify the date of grant of the Restricted Stock Units; (iii) specify the vesting period or market conditions or performance conditions that must be satisfied in order to vest in the Award; and (iv) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Services with the Company as the Committee may, in its discretion, prescribe. Restricted Stock Unit Awards shall be paid in shares of Stock, or in the sole discretion of the Committee determined at the time of settlement, in cash or a combination of cash and shares of Stock.

(b) Terms and Conditions. Each Restricted Stock Unit Award shall be subject to the following terms and conditions:

(i) Type of Award. A Restricted Stock Unit Award shall be similar to a Restricted Stock Award except that no shares of Stock are actually awarded to the recipient on the date of grant. Each Restricted Stock Unit shall be evidenced by an Award Agreement that shall specify the Restriction Period (defined below), the number of Restricted Stock Units granted, and such other provisions, including the effect of termination of a Participant’s employment or Service with the Company, as the Committee shall determine. The Committee shall impose such other conditions and/or restrictions on any Restricted Stock Unit Award granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Stock Unit, time-based restrictions and vesting following the attainment of performance measures, restrictions under applicable laws or under the requirements of any Exchange or market upon which such shares may be listed, or holding requirements or sale restrictions placed by the Company upon vesting of such Restricted Stock Units.

Restricted Stock Units may be granted as Performance Awards.

(ii) Non-Transferable. Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Unit for which such Participant’s continued Service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable performance measures (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iii) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

(iv) Dividends. No dividends shall be paid on Restricted Stock Units. In the sole discretion of the Committee, exercised at the time of grant, Dividend Equivalent Rights may be paid on Restricted Stock Units either at the time the Restricted Stock Unit vests or, if later, when the Restricted Stock Unit is settled, as set forth in the Award Agreement. If a Restricted Stock Unit is intended to be performance-based, payment of Dividend Equivalent Rights to the Award recipient will be conditioned on the satisfaction of the performance criteria or any other vesting conditions. In such case, the Dividend Equivalent Right shall be paid when the Restricted Stock Unit is settled or at the same time as the shares subject to such Restricted Stock Unit are distributed to the Participant.

Section 2.5    Vesting of Awards. The Committee shall specify the vesting schedule or conditions of each Award. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iii) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3.2 (subject to adjustment under Section 3.4); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award or acceleration in the event of death, Disability or a Change in Control in the terms of the Award Agreement or otherwise.

Section 2.6    Deferred Compensation. If any Award would be considered “deferred compensation” as defined under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, to maintain exemption from, or to comply with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award under the Plan constitutes acknowledgement and consent to such rights of the Committee, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not be applicable to an Award which is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A. Unless otherwise provided in a valid election form intended to comply with Code Section 409A, all Awards that are considered Deferred Compensation hereunder shall settle and be paid in no event later than 2 ½ months following the end of the calendar year with respect to which the Award’s substantial risk of forfeiture lapsed.

Section 2.7    Prohibition Against Option Repricing. Except for adjustments pursuant to Section 3.4 or in connection with a Change in Control, and reductions of the Exercise Price approved by the Company’s stockholders, neither the Committee nor the Board shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the Exercise Price of a Stock Option previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Stock Option’s in-the-money value or in exchange for Stock Options or other Awards) or replacement grants, or other means.

Section 2.8.    Effect of Termination of Service on Awards. The Committee shall establish the effect of a Termination of Service on the continuation of rights and benefits available under an Award and, in so doing, may make distinctions based upon, among other things, the cause of Termination of Service and type of Award. Unless otherwise specified by the Committee and set forth in an Award Agreement, the following provisions shall apply to each Award granted under this Plan:

(a) Upon the Participant’s Termination of Service for any reason other than due to Disability, death or Termination for Cause, Stock Options shall be exercisable only as to those shares that were immediately exercisable by such Participant at the date of termination and may be exercised only for a period of three (3) months following termination, and any Restricted Stock or Restricted Stock Units that have not vested as of the date of Termination of Service shall expire and be forfeited.

(b) In the event of a Termination of Service for Cause, all Stock Options granted to a Participant that have not been exercised and all Restricted Stock Awards, and Restricted Stock Units granted to a Participant that have not vested shall expire and be forfeited.

(c) Upon Termination of Service for reason of Disability or death, all Stock Options shall be exercisable as to all shares subject to an outstanding Award whether or not then exercisable, and all Restricted Stock Awards and Restricted Stock Units shall vest as to all shares subject to an outstanding Award, whether or not otherwise immediately vested, at the date of Termination of Service. Stock Options may be exercised for a period of one year following Termination of Service due to death or Disability, or the remaining unexpired term of the Stock Option, if less, provided, however, in order to obtain ISO treatment for Stock Options exercised by heirs or devisees of an optionee, the optionee’s death must have occurred while employed or within three (3) months after Termination of Service. In the event of Termination of Service due to Retirement, a Participant’s vested Stock Options shall be exercisable for one year following Termination of Service, provided that no Stock Option shall be eligible for treatment as an ISO in the event such Stock Option is exercised more than three months following Termination of Service due to Retirement and any Stock Option, Restricted Stock Award or Restricted Stock Unit that has not vested as of the date of Termination of Service shall expire and be forfeited.

(d) Notwithstanding anything herein to the contrary, no Stock Option shall be exercisable beyond the last day of the original term of such Stock Option.

(e) Notwithstanding the provisions of this Section 2.8, the effect of a Change in Control on the vesting/exercisability of Stock Options, Restricted Stock Awards, Restricted Stock Units and Performance Awards is as set forth in Article 4.

ARTICLE 3 - Shares Subject to Plan

Section 3.1    Available Shares. The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including shares purchased in the open market or in private transactions.

Section 3.2    Share Limitations.

(a) Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of shares of Stock that may be issued to Participants and their beneficiaries under the Plan shall be equal to 170,000 shares of Stock (the “Share Limit”). Subject to Section 3.2(b), shares of Stock may be issued under the Plan up to such Share Limit; provided, however, that no more than a number of shares of Stock equal to the Share Limit may be delivered pursuant to the exercise of Stock Options that are granted as ISOs. The aggregate number of shares available for grant under this Plan and the number of shares of Stock subject to outstanding awards shall be subject to adjustment as provided in Section 3.4.

(b) Computation of Shares Available. For purposes of this Section 3.2 the number of shares of Stock available for the grant of Awards shall be reduced by the number of shares of Stock previously granted under the Plan, subject to the following:

(i) shares of Stock issued pursuant to Restricted Stock Awards or Restricted Stock Units shall count against the Share Limit as one (1) share of Stock for each one (1) share of Stock issued in connection with the Award;

(ii) shares of Stock issued pursuant to the exercise of Stock Options shall count against the Share Limit as one share of Stock for every one share of Stock to which such exercise relates;

(iii) to the extent any shares of Stock covered by an Award (including Restricted Stock Awards and Restricted Stock Units) under the Plan are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited or canceled or because a Stock Option is not exercised, then such shares shall not be deemed to have been delivered for purposes of determining the remaining Share Limit; and

(iv) to the extent (A) a Stock Option is exercised by using an actual or constructive exchange of shares of Stock to pay the Exercise Price; (B) shares of Stock are withheld to satisfy withholding taxes upon exercise or vesting of an Award granted hereunder; or (C) shares are withheld to satisfy the exercise price of Stock Options in a net settlement of Stock Options, then the number of shares of Stock available shall be reduced by the gross number of shares of Stock issued rather than by the net number of shares of Stock issued.

Section 3.3    [RESERVED]

Section 3.4    Corporate Transactions.

(a) General. If the shares of Stock are changed into or exchanged for a different number of kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, spinoff, combination of shares, exchange of shares, extraordinary cash dividend, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kind of shares subject to the Share Limit and the number, kind and purchase price per share (if applicable) of shares subject to outstanding Awards shall be adjusted proportionately and accordingly by the Committee, so that the proportionate interest of the grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Stock Options shall not change the aggregate purchase price payable with respect to shares that are subject to the unexercised portion of the Stock Option outstanding but shall include a corresponding proportionate adjustment in the purchase price per share. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, outstanding Awards (including, without limitation, cancellation of Awards in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution or exchange of Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any parent or Subsidiary or the financial statements of the Company or any parent or Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

(b) Merger in which Company is Not Surviving Entity. In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, unless otherwise set forth in the agreement relating to the consummation of such merger, consolidation or other business reorganization, any Stock Options granted under the Plan which are outstanding immediately prior to such merger, consolidation or other business combination shall be converted into Stock Options to purchase voting common equity securities of the business entity which survives such merger, consolidation or other business reorganization having substantially the same terms and conditions as the outstanding Stock Options under this Plan and reflecting the same economic benefit (as measured by the difference between the aggregate Exercise Price and the value exchanged for outstanding shares of Stock in such merger, consolidation or other business reorganization), all as determined by the Committee prior to the consummation of such merger. The Committee may, at any time prior to the consummation of such merger, consolidation or other business reorganization, direct that all, but not less than all, outstanding Stock Options be canceled as of the effective date of such merger, consolidation or other business reorganization in exchange for a cash (or acquirer stock) payment per share of Stock equal to the excess (if any) of the value exchanged for an outstanding share of Stock in such merger, consolidation or other business reorganization over the Exercise Price of the Stock Option being canceled; provided, further, that in the event the Exercise Price of outstanding Stock Options exceed the value to be exchanged for an outstanding share of Stock (an “Underwater Stock Option”) in such merger, consolidation or other business reorganization, the Committee may, in its discretion, cancel and terminate such Underwater Stock Options without the consent of the holder of the Stock Option and without any payment to such holder.

Section 3.5    Delivery of Shares. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any Exchange or similar entity.

(b) Certificates. To the extent that the Plan provides for the issuance of shares of Stock, the issuance may be made on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any Exchange.

ARTICLE 4 - CHANGE IN CONTROL

Section 4.1    Consequence of a Change in Control. Subject to the provisions of Section 3.4 (relating to the adjustment of shares and cancellation of Stock Options in exchange for a cash or stock payment of the in-the-money value) and except as otherwise provided in the applicable Award Agreement:

(a) At the time of an Involuntary Termination at or following a Change in Control, all Stock Options then held by the Participant shall become fully earned and exercisable (subject to the expiration provisions otherwise applicable to the Stock Option). All Stock Options may be exercised for a period of one year following the Participant’s Involuntary Termination, provided, however, that no Stock Option shall be eligible for treatment as an ISO in the event such Stock Option is exercised more than three (3) months following Involuntary Termination following a Change in Control.

(b) Upon an Involuntary Termination following a Change in Control, all Awards of Restricted Stock Awards and Restricted Stock Units that are not Performance Awards shall be fully earned and vested immediately.

(c) Upon an Involuntary Termination following a Change in Control, all Performance Awards shall vest at the higher of the actual level of the performance measures that have been achieved, or pro-rata assuming the performance measures have been achieved at “target.”

(d) Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control in which the Company is not the surviving entity, any Awards granted under the Plan which are outstanding immediately prior to such Change in Control shall become fully vested in the event the successor entity does not assume the Awards granted under the Plan and Performance Awards shall vest at the rate specified in Section 4.1(c) of the Plan.
Section 4.2    Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, a “Change in Control” shall be deemed to have occurred upon the earliest to occur of the following:

(a) Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Company or the Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation; (b) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Company of any transaction which would result in such an acquisition;

(b) Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s Voting Securities; provided, however, this clause (b) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding Voting Securities; a complete liquidation or dissolution of the Company or the Bank, or approval by the stockholders of the Company of a plan for such liquidation or dissolution;

(c) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period or who is appointed as a director as a result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation shall be deemed to have also been a director at the beginning of such period; or

(d) Sale of Assets: The Company and the Bank sells to a third party all or substantially all of its assets.

Notwithstanding the foregoing, in the event that an Award constitutes Deferred Compensation, and the settlement of, or distribution of benefits under, such Award is to be triggered solely by a Change in Control, then with respect to such Award, a Change in Control shall be defined as required under Code Section 409A, as in effect at the time of such transaction.

ARTICLE 5 - COMMITTEE

Section 5.1    Administration. The Plan shall be administered by the members of the Compensation Committee of the Company who are Disinterested Board Members. If the Committee consists of fewer than two Disinterested Board Members, then the Board shall appoint to the Committee such additional Disinterested Board Members as shall be necessary to provide for a Committee consisting of at least two Disinterested Board Members. Any members of the Committee who do not qualify as Disinterested Board Members shall abstain from participating in any discussion or decision to make or administer Awards that are made to Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the Exchange Act. The Board (or if necessary to maintain compliance with the applicable listing standards, those members of the Board who are “independent directors” under the corporate governance statutes or rules of any national Exchange on which the Company lists, or has listed or seeks to list its securities, may, in its discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee.

Section 5.2    Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a) The Committee will have the authority and discretion to select from among the Company’s and its Subsidiaries’ Employees, Directors and service providers those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, features, (including automatic exercise in accordance with Section 7.18) performance criteria, restrictions (including without limitation, provisions relating to non-competition, non-solicitation and confidentiality), and other provisions of such Awards, to cancel or suspend Awards (subject to the restrictions imposed by Article 6) and to reduce, eliminate or accelerate any restrictions applicable to an Award at any time after the grant of the Award, or to extend the time period to exercise a Stock Option, provided that such extension is consistent with Code Section 409A. Notwithstanding the foregoing, the Committee will not have the authority or discretion to accelerate the vesting requirements applicable to an Award to avoid the one-year minimum vesting requirement pursuant to Section 2.5 except in the event of a Change in Control as provided under Section 4.1 of the Plan and in the event of termination due to death or Disability.

(b) The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c) The Committee will have the authority to define terms not otherwise defined herein.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan are final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the certificate of incorporation and bylaws of the Company and applicable state corporate law.

(f) The Committee will have the authority to (i) suspend a Participant’s right to exercise a stock option during a blackout period (or similar restricted period) that is necessary or in the best interests of the Company in order to comply with the securities laws and regulations issued by the SEC (the “Blackout Period”), and (ii) to extend the period to exercise a Stock Option by a period of time equal to the Blackout Period, provided that such extension does not violate Section 409A of the Code, the incentive stock option requirements or applicable laws and regulations.

Section 5.3    Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of an Exchange upon which the Company lists its shares or the Plan, or as necessary to comply with the exemptive provisions of Rule 16b-3 promulgated under the Exchange Act, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including (a) delegating to a committee of one or more members of the Board who are not “Disinterested Board Members,” the authority to grant Awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act; or (b) delegating to a committee of one or more members of the Board who would be eligible to serve on the Compensation Committee of the Company pursuant to the listing requirements imposed by any national securities Exchange on which the Company lists, has listed or seeks to list its securities, the authority to grant awards under the Plan. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any awards so granted. Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4    Information to be Furnished to Committee. As may be permitted by applicable law, the Company and its Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and its Subsidiaries as to a Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5    Committee Action. The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. Subject to Section 5.1, all actions of the Committee shall be final and conclusive and shall be binding upon the Company, Participants and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

ARTICLE 6 - AMENDMENT AND TERMINATION

Section 6.1    General. The Board may, as permitted by law, at any time, amend or terminate the Plan, and may, at any time, amend any Award Agreement, provided that no amendment or termination (except as provided in Section 2.6, Section 3.4 and Section 6.2) may cause the Award to violate Code Section 409A, may cause the repricing of a Stock Option, or, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely impair the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided, however, that, no amendment may (a) materially increase the benefits accruing to Participants under the Plan; (b) materially increase the aggregate number of securities that may be issued under the Plan, other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) above is approved by the Company’s stockholders.

Section 6.2    Amendment to Conform to Law and Accounting Changes. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (i) conforming the Plan or the Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the SEC or Financial Accounting Standards Board subsequent to the adoption of the Plan or the making of the Award affected thereby, which in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Company. By accepting an Award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 or Section 2.6 to any Award granted under the Plan without further consideration or action.

ARTICLE 7 - GENERAL TERMS

Section 7.1    No Implied Rights.

(a) No Rights to Specific Assets. Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the shares of Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee the right to be retained in the employ of the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c) No Rights as a Stockholder. Except as otherwise provided in the Plan or in an Award Agreement, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2    Transferability. Except as otherwise so provided by the Committee, ISOs under the Plan are not transferable except (i) as designated by the Participant by will or by the laws of descent and distribution; (ii) to a trust established by the Participant, if under Code Section 671 and applicable state law, the Participant is considered the sole beneficial owner of the Stock Option while held in trust, or (iii) between spouses incident to a divorce or pursuant to a domestic relations order, provided, however, in the case of a transfer within the meaning of this Section 7.2(iii), the Stock Option shall not qualify as an ISO as of the day of such transfer. The Committee shall have the discretion to permit the transfer of vested Stock Options (other than ISOs) under the Plan; provided, however, that such transfers shall be limited to Immediate Family Members of Participants, trusts and partnerships established for the primary benefit of such family members or to charitable organizations, and; provided, further, that such transfers are not made for consideration to the Participant.

Restricted Stock Awards shall not be transferable prior to the time that such Awards vest in the Participant. A Restricted Stock Unit Award is not transferable, except in the event of death, prior to the time that the Restricted Stock Unit Award vests and is earned and the property in which the Restricted Stock Unit is denominated is distributed to the Participant or the Participant’s beneficiary.

Section 7.3    Designation of Beneficiaries. A Participant hereunder may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend any such designation (“Beneficiary Designation”). Any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise (unless such disposition is pursuant to a domestic relations order); provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

Section 7.4    Non-Exclusivity. Neither the adoption of this Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of Restricted Stock Awards, Restricted Stock Units or Stock Options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5    Award Agreement. Each Award granted under the Plan shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be provided (or made available electronically) to the Participant, and the Committee may, but need not require, that the Participant sign a copy of the Award Agreement. In the absence of a specific provision in the Award Agreement, the terms of the Plan shall control.

Section 7.6    Form and Time of Elections; Notification Under Code Section 83(b). Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require. Notwithstanding anything herein to the contrary, the Committee may, on the date of grant or at a later date, as applicable, prohibit an individual from making an election under Code Section 83(b). If the Committee has not prohibited an individual from making this election, an individual who makes this election shall notify the Committee of the election within ten (10) days of filing notice of the election with the Internal Revenue Service. This requirement is in addition to any filing and notification required under the regulations issued under the authority of Code Section 83(b).

Section 7.7    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information upon which the person is acting considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.8    Tax Withholding. Where a Participant is entitled to receive shares of Stock upon the vesting or exercise of an Award, the Company shall have the right to require such Participant to pay to the Company the amount of any tax that the Company is required to withhold with respect to such vesting or exercise, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of shares of Stock to cover the minimum amount required to be withheld. To the extent determined by the Committee or specified in an Award Agreement and no adverse accounting consequences are triggered under FASB ASC Topic 718 or its successor and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity, a Participant shall have the ability to direct the Company to satisfy up to his or her highest marginal tax rate of required federal, state and local tax withholding by, (i) with respect to a Stock Option, reducing the number of shares of Stock subject to the Stock Option (without issuance of such shares of Stock to the Stock Option holder) by a number equal to the quotient of (a) the total maximum amount of tax withholding divided by (b) the excess of the Fair Market Value of a share of Stock on the exercise date over the Exercise Price per share of Stock; and (ii) with respect to Restricted Stock Awards and Restricted Stock Units, withholding a number of shares (based on the Fair Market Value on the vesting date) otherwise vesting that would satisfy the maximum amount of tax withholding. Provided there are no adverse accounting consequences to the Company (a requirement to have liability classification of an award under FASB ASC Topic 718 is an adverse consequence), a Participant who is not required to have taxes withheld may require the Company to withhold in accordance with the preceding sentence as if the Award up to the Participant’s highest marginal tax rate.

Section 7.9    Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its Board of Directors, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of the Exchange on which the Company lists its securities) by a duly authorized officer of the Company or such Subsidiary.

Section 7.10    Successors. All obligations of the Company under this Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.

Section 7.11    Indemnification. To the fullest extent permitted by law and the Company’s governing documents, each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an Employee of the Company shall be indemnified and held harmless by the Company (i) against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan; and (ii) against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute or regulation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless. The foregoing right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if required by applicable law, an advancement of expenses shall be made only upon delivery to the Company of an undertaking by or on behalf of such persons to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

Section 7.12    No Fractional Shares. Unless otherwise permitted by the Committee, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated by rounding down.

Section 7.13    Governing Law. The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws, except as superseded by applicable federal law. The federal and state courts located in the State of New York, shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any award under this Plan, each Participant and any other person claiming any rights under the Plan agrees to submit himself or herself and any legal action that the Participant brings under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 7.14    Benefits Under Other Plans. Except as otherwise provided by the Committee or as set forth in a Qualified Retirement Plan, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any Qualified Retirement Plan, non-qualified plan and any other benefit plans maintained by the Participant’s employer. The term

“Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under Code Section 401(a).

Section 7.15    Validity. If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision has never been included herein.

Section 7.16    Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan, or in any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile, email or prepaid overnight courier to the Company at its principal executive office. Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or

(c) in the case of facsimile or email, the date upon which the transmitting party received confirmation of receipt;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received. In the event a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service. Communications that are to be delivered by the U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Chief Executive Officer and to the Corporate Secretary, unless otherwise provided in the Participant’s Award Agreement.

Section 7.17    Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events include, but are not limited to, termination of employment for Cause, termination of the Participant’s provision of Services to the Company or any Subsidiary, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.

Section 7.18    Automatic Exercise. In the sole discretion of the Committee exercised in accordance with Section 5.2(a) above, any Stock Options that are exercisable but unexercised as of the day immediately before the tenth anniversary of the date of grant may be automatically exercised, in accordance with procedures established for this purpose by the Committee, but only if the exercise price is less than the Fair Market Value of a share of Stock on such date and the automatic exercise will result in the issuance of at least one (1) whole share of Stock to the Participant after payment of the exercise price and any applicable minimum tax withholding requirements. Payment of the exercise price and any applicable tax withholding requirements shall be made by a net settlement of the Stock Option whereby the number of shares of Stock to be issued upon exercise are reduced by a number of shares having a Fair Market Value on the date of exercise equal to the exercise price and any applicable minimum tax withholding.

Section 7.19    Regulatory Requirements. The grant and settlement of Awards under this Plan shall be conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

Section 7.20    Awards Subject to Clawback.

(a) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, and the automatic forfeiture provisions under Section 304 of the Sarbanes-Oxley Act of 2002 apply as a result, any Participant who was an executive officer of the Company at the time of grant or at the time of restatement shall be subject to “clawback” as if such person was subject to Section 304 of the Sarbanes-Oxley Act of 2002.

(b) Awards granted hereunder are subject to any Clawback Policy that may be adopted by the Company from time to time, whether pursuant to the provisions of Section 954 of the Dodd-Frank Act, implementing regulations thereunder, or otherwise.

ARTICLE 8 - DEFINED TERMS; CONSTRUCTION

Section 8.1    In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a) “10% Stockholder” means an individual who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

(b) “Award” means any Stock Option, Restricted Stock, Restricted Stock Unit, or any or all of them, or any other right or interest relating to stock or cash, granted to a Participant under the Plan.

(c) “Award Agreement” means the document (in whatever medium prescribed by the Committee) which evidences the terms and conditions of an award under the Plan. Such document is referred to as an agreement regardless of whether Participant signature is required.

(d) “Board” means the Board of Directors of the Company.

(e) If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of termination for “cause,” then, for purposes of this Plan, the term “Cause” shall have meaning set forth in such agreement. In the absence of such a definition, “Cause” means (i) the conviction of the Participant of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Participant of a criminal or other act that, in the judgment of the Board will likely cause substantial economic damage to the Company or any Subsidiary or substantial injury to the business reputation of the Company or any Subsidiary; (iii) the commission by the Participant of an act of fraud in the performance of his duties on behalf of the Company or any Subsidiary; (iv) the continuing willful failure of the Participant to perform his duties to the Company or any Subsidiary (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after written notice thereof; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Participant’s Service with the Company.

(f) “Change in Control” has the meaning ascribed to it in Section 4.2.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

(h) “Code Section 409A” means the provisions of Section 409A of the Code and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

(i) “Committee” means the Committee acting under Article 5.

(j) [Intentionally blank]

(k) “Director” means a member of the Board of Directors of the Company or a Subsidiary.

(l) “Disability.” If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of “Disability” or “Disabled,” then, for purposes of this Plan, the terms “Disability” or “Disabled” shall have meaning set forth in such agreement. In the absence of such a definition, “Disability” shall be defined in accordance with the Bank’s long-term disability plan. To the extent that an Award hereunder is subject to Code Section 409A, “Disability” or “Disabled” shall mean that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a termination due to Disability has occurred.

(m) “Disinterested Board Member” means a member of the Board who: (a) is not a current Employee of the Company or a Subsidiary, (b) does not receive remuneration from the Company or a Subsidiary, either directly or indirectly, for services rendered as a consultant or in any capacity other than as a Director, except in an amount for which disclosure would not be required pursuant to Item 404 of SEC Regulation S-K in accordance with the proxy solicitation rules of the SEC, as amended or any successor provision thereto, (c) does not possess an interest in any other transaction, and is not engaged in a business relationship, for which disclosure would be required pursuant to Item 404(a) of SEC Regulation S-K under the proxy solicitation rules of the SEC, as amended or any successor provision thereto; and (d) is an “independent director” under the rules under Nasdaq or other securities exchange or inter-dealer quotation system on which the Stock is listed or quoted. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of a “Non-Employee Directors” under Rule 16b-3 promulgated under the Exchange Act and the corporate governance standards imposed on compensation committees under the listing requirements imposed by any national securities exchange on which the Company lists or seeks to list its securities.

(n) “Dividend Equivalent Rights” means the right, associated with a Restricted Stock Unit, to receive a payment, in cash or stock, as applicable, equal to the amount of dividends paid on a share of the Company’s Stock, as specified in the Award Agreement.

(o) “Employee” means any person employed by the Company or any Subsidiary. Directors who are also employed by the Company or a Subsidiary shall be considered Employees under the Plan.

(p) “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(r) “Exercise Price” means the price established with respect to an option pursuant to Section 2.2.

(s) “Fair Market Value” on any date, unless otherwise determined by the Committee, means (i) if the Stock is listed on an Exchange, the closing sales price on such Exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, “Fair Market Value” shall mean a price determined by the Committee in good faith on the basis of objective criteria consistent with the requirements of Code Section 422 and applicable provisions of Section 409A.

(t) A termination of employment by an Employee Participant shall be deemed a termination of employment for “Good Reason” as a result of the Participant’s resignation from the employ of the Company or any Subsidiary upon the occurrence of any of the following events:

    (i) a material diminution in Participant’s base salary or base compensation;

    (ii) a material diminution in Participant’s authority, duties or responsibilities;

    (iii) a change in the geographic location at which Participant must perform his or her duties that is more than twenty-five (25) miles from the location of Participant’s principal workplace on the date of the Change in Control and such relocation results in a material increase in Participant’s normal commuting time; or

(iv) in the event a Participant is a party to an employment or change in control agreement that provides a definition for “Good Reason” or a substantially similar term, then the occurrence of any event set forth in such definition.

(u) “Immediate Family Member” means with respect to any Participant: (a) any of the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, former spouses, siblings, nieces, nephews, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including relationships created by adoption; (b) any natural person sharing the Participant’s household (other than as a tenant or employee, directly or indirectly, of the Participant); (c) a trust in which any combination of the Participant and persons described in section (a) and (b) above own more than fifty percent (50%) of the beneficial interests; (d) a foundation in which any combination of the Participant and persons described in sections (a) and (b) above control management of the assets; or (e) any other corporation, partnership, limited liability company or other entity in which any combination of the Participant and persons described in sections (a) and (b) above control more than fifty percent (50%) of the voting interests.

(v) “Involuntary Termination” means the Termination of Service by the Company or Subsidiary other than a termination for Cause, or termination of employment by an Employee Participant for Good Reason.

(w) “ISO” has the meaning ascribed to it in Section 2.1(a).

(x) “Non-Qualified Option” means the right to purchase shares of Stock that is either (i) granted to a Participant who is not an Employee, or (ii) granted to an Employee and either is not designated by the Committee to be an ISO or does not satisfy the requirements of Section 422 of the Code.

(y) “Participant” means any individual who has received, and currently holds, an outstanding award under the Plan.

(z) “Performance Award” means an Award that vests in whole or in part upon the achievement of one or more specified performance measures, as determined by the Committee. Regardless of whether an Award is subject to the attainment of one or more performance measures, the Committee may also condition the vesting thereof upon the continued Service of the Participant. The conditions for grant or vesting and the other provisions of a Performance Award (including without limitation any applicable performance measures) need not be the same with respect to each recipient. A Performance Award shall vest, or as to Restricted Stock Units be settled, after the Committee has determined that the performance goals have been satisfied.

Performance measures can include, but are not limited to: book value or tangible book value per share; basic earnings per share (e.g., earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization; or earnings per share); basic cash earnings per share; diluted earnings per share; return on equity; return on average tangible equity; net income or net income before taxes; net interest income; non-interest income; non-interest expense to average assets ratio; cash general and administrative expense to average assets ratio; efficiency ratio; cash efficiency ratio; financial return ratios; core earnings, capital ratios; increase in revenue; total stockholder return; net operating income, operating income; net interest margin or net interest rate spread; stock price; assets, growth in assets, loans or deposits, asset quality level, charge offs, loan reserves, non-performing assets, loans, deposits, growth of loans, loan production volume, non-performing loans, deposits or assets; regulatory compliance or safety and soundness; achievement of balance sheet or income statement objectives and strategic business objectives, or any combination of these or other measures.

Performance measures may be based on the performance of the Company as a whole or on any one or more Subsidiaries or business units of the Company or a Subsidiary and may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures. The terms of an Award may provide that partial achievement of performance measures may result in partial payment or vesting of the award or that the achievement of the performance measures may be measured over more than one period or fiscal year. In establishing any performance measures, the Committee may provide for the exclusion of the effects of one or more items, including but not limited to: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) dividends declared on the Company’s stock; (iv) changes in tax or accounting principles, regulations or laws; or (v) expenses incurred in connection with a merger, branch acquisition or similar transaction. Subject to the preceding sentence, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or its Subsidiaries conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. Notwithstanding anything to the contrary herein, performance measures relating to any Award hereunder will be modified, to the extent applicable, to reflect a change in the outstanding shares of Stock of the Company by reason of any stock dividend or stock split, or a corporate transaction, such as a merger of the Company into another corporation, any separation of a corporation or any partial or complete liquidation by the Company or a Subsidiary. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may: (i) adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

(aa) “Prior Plan” means the Chemung Financial Corporation 2014 Omnibus Plan, as amended from time to time, including the component plans thereunder.

(bb) “Restricted Stock” or “Restricted Stock Award” has the meaning ascribed to it in Sections 2.1(b) and 2.3.
(cc) “Restricted Stock Unit” has the meaning ascribed to it in Sections 2.1(c) and 2.4.

(dd) “Restriction Period” has the meaning set forth in Section 2.4(b)(ii).

(ee) “Retirement” means, unless otherwise specified in an Award Agreement, retirement from employment as an Employee on or after the attainment of age 65, or Termination of Service as a Director on or after the attainment of the latest age at which a Director is eligible for election or appointment as a voting member of the Employer’s Board of Directors under the Employer’s charter, or if there are no age limitations for serving as a Director, then age 70, provided, however, that unless otherwise specified in an Award Agreement, an Employee who is also a Director shall not be deemed to have terminated due to Retirement for purposes of vesting of Awards and exercise of Stock Options until both Service as an Employee and Service as a Director has ceased. A non-Employee Director will be deemed to have terminated due to Retirement under the provisions of this Plan only if the non-Employee Director has terminated Service on the Board(s) of Directors of the Company and any Subsidiary or affiliate in accordance with applicable Company policy, following the provision of written notice to such Board(s) of Directors of the non-Employee Director’s intention to retire. A non-employee Director who continues in Service as a director emeritus or advisory director shall be deemed to be in Service of the Employer for purposes of vesting of Awards and exercise of Stock Options.

(ff) “SEC” means the United States Securities and Exchange Commission.

(gg) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(hh) “Service” means service as an Employee, consultant or non-employee Director of the Company or a Subsidiary, as the case may be, and shall include service as a director emeritus or advisory director. Service shall not be deemed interrupted in the case of sick leave, military leave or any other absence approved by the Company or a Subsidiary, in the case of transferees between payroll locations or between the Company, a Subsidiary or a successor.

(ii) “Stock” means the common stock of the Company, $0.01 par value per share.

(jj) “Stock Option” has the meaning ascribed to it in Sections 2.1(a) and 2.2.

(kk) “Subsidiary” means any corporation, affiliate, bank or other entity which would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and, other than with respect to an ISO, shall also mean any partnership or joint venture in which the Company and/or other Subsidiary owns more than fifty percent (50%) of the capital or profits interests.

(ll) “Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an Employee or Director of, or service provider to, the Company or any Subsidiary, regardless of the reason for such cessation, subject to the following:

(1) The Participant’s cessation as an Employee or service provider shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries.

(2) The Participant’s cessation as an Employee or service provider shall not be deemed to occur by reason of the Participant’s being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s Services provided such leave of absence does not exceed six months, or if longer, so long as the Employee retains a right to reemployment with the Company or Subsidiary under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform Services for the Company or Subsidiary. If the period of leave exceeds six months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period. For purposes of this sub-section, to the extent applicable, an Employee’s leave of absence shall be interpreted by the Committee in a manner consistent with Treasury Regulation Section 1.409A-1(h)(1).

(3) If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an Employee of or service provider to the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing Services.

(4) Except to the extent Section 409A of the Code may be applicable to an Award, and subject to the foregoing paragraphs of this sub-section, the Committee shall have discretion to determine if a Termination of Service has occurred and the date on which it occurred. In the event that any Award under the Plan constitutes Deferred Compensation (as defined in Section 2.6), the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A and under Treasury Regulation Section 1.409A-1(h)(ii). For purposes of this Plan, a “Separation from Service” shall have occurred if the Bank and Participant reasonably anticipate that no further Services will be performed by the Participant after the date of the Termination of Service (whether as an employee or as an independent contractor) or the level of further Services performed will be less than 50% of the average level of bona fide Services in the 36 months immediately preceding the Termination of Service. If a Participant is a “Specified Employee,” as defined in Code Section 409A and any payment to be made hereunder shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Participant’s Separation from Service.

(5) With respect to a Participant who is a director, a Termination of Service as a Director will not be deemed to have occurred if the Participant continues as a director emeritus or advisory director. With respect to a Participant who is both an Employee and a Director, termination of employment as an Employee shall not constitute a Termination of Service for purposes of the Plan so long as the Participant continues to provide Service as a Director or director emeritus or advisory director.

(mm) “Immediate Family Member” means with respect to any Participant: (a) any of the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, former spouses, siblings, nieces, nephews, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including relationships created by adoption; (b) any natural person sharing the Participant’s household (other than as a tenant or employee, directly or indirectly, of the Participant); (c) a trust in which any combination of the Participant and persons described in section (a) and (b) above own more than fifty percent (50%) of the beneficial interests; (d) a foundation in which any combination of the Participant and persons described in sections (a) and (b) above control management of the assets; or (e) any other corporation, partnership, limited liability company or other entity in which any combination of the Participant and persons described in sections (a) and (b) above control more than fifty percent (50%) of the voting interests.

Section 8.2 In this Plan, unless otherwise stated or the context otherwise requires, the following uses apply:

(a) Actions permitted under this Plan may be taken at any time and from time to time in the actor’s reasonable discretion;

(b) References to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(c) In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(d) References to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(e) Indications of time of day mean Eastern time;

(f) The word “including” means “including, but not limited to”;

(g) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified;

(h) All words used in this Plan will be construed to be of such gender or number as the circumstances and context require;

(i) The captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions;

(j) Any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k) Unless otherwise determined by the Committee, all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

EXHIBIT A

CHEMUNG FINANCIAL CORPORATION
CHEMUNG CANAL TRUST COMPANY
Amended and Restated
Directors’ Deferred Fee Plan

    This amended and restated Directors’ Deferred Fee Plan (the “Plan) adopted by the Board of Directors of Chemung Financial Corporation and Chemung Canal Trust Company, hereinafter together referred to as the “Corporation” this 19th day of December, 2018.

    WHEREAS on December 15, 2004 the Board adopted an amendment to its Plan which incorporated by reference the changes to deferred compensation enacted by the American Jobs Creation Act of 2004 (P.L. 108-357) which added §409A to the Internal Revenue Code (the “Code”);

    WHEREAS the Board of Directors has elected to amend the Plan to comply with §409A of the Code with respect to amounts deferred or vested after December 31, 2004 and does not intend this amendment and restatement to constitute a material amendment to the Plan as such term is used in Code §409A(d)(2)(B) but rather that it will not affect the treatment of fees deferred and vested under the Plan prior to January 1, 2005; and

    WHEREAS, the Board desires to further amend the Plan to clarify certain provisions thereof.

    NOW, THEREFORE, effective DECEMBER 19, 2018, the Plan is being amended and restated in its entirety as follows:

    Any Director may elect from time to time that payment of all or any part of the annual retainer thereafter payable to him or her and that payment of all of any part of the fees thereafter earned by him or her for attendance at subsequent meetings of the full Board of Directors and at subsequent meetings of committees of the Board of Directors (such annual retainer and fees for attendance being hereinafter collectively referred to as “fees”) be deferred on the following terms:

1)    ELECTION – All elections must be in writing in a Participation Agreement signed by the Director, which Participation Agreement shall designate the time and manner of payment of all fees deferred pursuant thereto. Any election to defer compensation shall be effective only with respect to compensation for services performed on or after January 1, of the year following the year in which the election is made. An election to defer compensation shall become irrevocable with respect to compensation for services performed within a given year on December 31, of the year preceding the year in which the services are to be performed.

An election as to the time and manner of payment of deferred fees may be amended to further defer the commencement of payment or to extend the period of payment, provided such amendment is made at least twelve (12) months before the first payment of deferred fees would have been made under the Director’s existing election. Such an amended election shall not be effective for twelve (12) months and no payment under such an amended election shall be made earlier than five (5) years after the date that the first payment would have otherwise been made under the Director’s existing election, except as expressly allowed under Code §409A of the Code and the regulations and other guidance issued thereunder.
2)    PERIOD OF ELECTIONS – Each election shall continue in effect as to all fees thereafter earned as above provided by the electing Director until revoked by written instrument signed by such Director. Any such revocation shall be effective only with respect to compensation for services to be performed on or after January 1 of the year following the year in which the revocation occurs, and shall not be effective with regard to any compensation with respect to which an election has become irrevocable under the terms of this Plan.

3)    SUCCESSIVE ELECTIONS – A Director who revokes an election may make a new election at any time thereafter as to fees to be earned on or after January 1 of the year following the year in which such new election is made, but the prior revoked election shall govern the time and manner of payment of all fees deferred pursuant thereto, except as otherwise specifically allowed hereunder.

4)    ACCOUNTING FOR DEFERRED FEES – Deferred fees shall be a general unfunded liability of Chemung Canal Trust Company (“the Bank”). No separate fund shall be set aside or earmarked for their payment. Neither shall any Director have a right nor shall security interest in any asset of the Bank and no trust or security interest be implied as a result thereof. A Director may designate, in increments of 10%, the compensation to be deferred, or compensation already deferred, to be allocated to a Memorandum Money Market or a Memorandum Unit Value Account, or a combination of such accounts, provided, however, that effective October 1, 1997, amounts allocated to the Memorandum Unit Value Account as of October 1, 1997 or thereafter and earnings thereon may not thereafter be transferred to the Memorandum Money Market Account. Any change in such designation between the accounts may be made no later than the last day of each March, June, September and December during the deferral period to be effective on the date next following such notification that compensation would have been paid in accordance with the Bank’s normal practice but for the election to defer.

a)    Memorandum Money Market Account – A memorandum account shall be kept of the deferred fees by each Director with the balance in said memorandum account to be credited with interest compounded quarterly on the average balance during each such calendar quarter at a rate during each calendar quarter equal to the Applicable Federal Rate for short-term debt instruments as computed and published by the Internal Revenue Service for the month immediately preceding the calendar quarter for which the interest computation is being made.

b)    Memorandum Unit Value – The amount, if any, in or allocated to the Director’s deferred compensation Unit Value Account on the dates compensation would have been paid in accordance with normal practice but for the election to defer, shall be expressed in units on a quarterly basis, the number of which shall be calculated as of the last trading day of each quarter and shall be equal to the sum of the quarterly retainer and other fees received by the Director in such quarter divided by the closing bid price for shares of the Corporation’s Common Stock (hereinafter referred to as “Market Value”) on such date. On each date that the Corporation pays a regular cash dividend on shares of its Common Stock outstanding, the Director’s account shall be credited with a number of units equal to the amount of such dividend per share multiplied by the number of units in the Director’s account on such date divided by the Market Value on such dividend date. The value of the units in the Director’s unit value account on any given date shall be determined by reference to the Market Value on such date. If a valuation date shall not be a trading day, the Market Value on such valuation date shall be deemed to be the Market Value on the trading day next preceding such date.

c)    Recapitalization – The number of units in the Director’s Unit Value Account shall be proportionally adjusted for any increase or decrease in the number of issued shares of Common Stock of the Corporation resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Bank, or any distribution or spin-off of assets (other than cash to the stockholders of the Corporation).

5)    TIME OF PAYMENT – At the election of an electing Director, deferred fees shall be paid to him or her, or payment thereof to him or her, shall commence either:

a)    at a specified age indicated in the Director’s Participation Agreement, or

b)    at a specified time permitted under the provisions of this Plan, as indicated in the Director’s Participation Agreement,

c)    at the termination of the Director’s service with Chemung Canal Trust Company; provided, however, that if a Director attains the age of 72 years prior to his or her separation from service, payment shall commence in such year and shall be made in the amounts and at the intervals specified in the Director’s Participation Agreement with respect to payment upon a separation from service, and provided further that the Director’s termination of service/separation from service constitutes a “separation from service” within the meaning of Section 409A and the regulation promulgated thereunder, which includes that the Director is no longer serving on the Board of the Corporation or any affiliate, or providing independent contractor services to the Corporation or any affiliate, or

d)    upon the occurrence of a Change in Control Event, as provided in Section 9 of this Plan.

6)    MANNER OF PAYMENT – A Director may elect to receive the compensation deferred under the plan in either (a) a lump sum, or (b) a number of annual installments as specified by the Director in his or her executed Participation Agreement, which shall be paid or commence as soon as practicable, but no later than 60 days following the distribution event under the Plan. All amounts distributed to a Director, his or her personal representatives or beneficiaries in the Director’s Money Market Account shall be paid in cash and, effective October 1, 1997, all amounts in the Director’s Unit Value Account shall be paid in the form of shares of the Corporation’s Common stock.

7)    DEATH – At the death of an electing Director, the entire balance of his or her account shall be paid in a lump sum to his or her personal representatives or, if Director has named a beneficiary and such beneficiary survives the Director, in a lump sum or installments of not more than 10 years as elected in the Director’s Participation Agreement.

8)    TOTAL AND PERMANENT DISABILITY – Upon satisfactory proof of a Director’s becoming disabled, the Board of Directors shall direct the payment of the entire balance of his or her account to the Director or the commencement of Installment payments to him or her, in accordance with such Director’s election in his or her Participation Agreement. A Director shall be deemed disabled for the purposes of this Plan if, due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, the Director either (1) is unable to engage in any substantial gainful activity, or (2) is receiving income replacement benefits for a period of at least 3 months under an accident or health plan covering employees of the Bank, provided, however, that the aforementioned definition of disability complies with the requirements of Treasury Regulation 1.409A-3(i)(4).

9)    CHANGE IN CONTROL OR OWNERSHIP – Upon the occurrence of a Change in Control Event, the Directors shall receive all of his or her Director’s Unit Value Account in one lump sum payment. Upon such an election, the amount elected to be paid shall be sent by the Corporation to the address designated by such Director or former Director within fifteen (15) days of the Change in Control Event. A “Change in Control Event” shall mean a Change in Control or Change in Ownership of the Bank or a Change in Asset Ownership with respect to the Bank that complies with Section 409A of the Code and the regulations promulgated thereunder. Specifically:

“Change in Control” shall mean: either (1) the event in which one person or multiple persons acting as a group acquire (or have acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty-five percent (35%) or more of the total voting power of the stock of the Corporation; or (2) the event in which a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Change in Ownership” shall mean the event in which one person or multiple persons acting as a group acquire ownership of stock of the Corporation that, together with stock already held by the person or group, constitutes more than fifty percent (50%) of the fair market value or total voting power of the stock of the Corporation, provided that the person or group does not own more than fifty percent (50%) of the fair market value or total voting power of such stock prior to the acquisition.

“Change in Asset Ownership” shall mean the event in which one person or multiple persons acting as a group acquire (or have acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value that equals or exceeds forty percent of the fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions.

10)    ACCELERATION OF PAYMENTS – No Director shall be permitted to accelerate the timing or schedule of any payment made under this Plan, except in any one of the following situations:

a)    Domestic Relations Order: The Plan shall permit a participating Director to accelerate the time or schedule of a payment to an individual other than the Director as is necessary to fulfill any judgment, decree, or order made pursuant to a state domestic relations law that relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of the Director.

b)    Employment Taxes: The Plan shall permit a participating Director to accelerate the time or schedule of a payment to pay: (i) Federal Insurance Contributions Act (FICA) taxes imposed under Section 3101 and 3121(v)(2) of the Code on compensation deferred under the Plan (the “FICA amount”); (ii) income tax at source on wages imposed under Section 3401 on the FICA amount; and (iii) additional income tax at source on wages attributable to pyramiding Section 3401 wages and taxes. The amount of any payment accelerated under this subsection (b) shall not exceed the aggregate of the FICA amount and the income tax withholding related to such an amount.

c)    De Minimis Cash-Out: The Plan shall permit a participating Director to accelerate the time or schedule of a payment to the Director upon the Director’s termination of all of his or her interest in the Plan, provided that the payment is made on or before the later of December 31 of the calendar year in which the Director separates from service or the date two and one-half (2 ½) months after the Director’s separation from service, and that the payment does not exceed $10,000. Payment under the terms of this subsection (c) shall be made in one lump sum payment. No Director shall be permitted any election with respect to the receipt of such lump sum payment.

d)    Failure of the Plan to Qualify Under Section 409A: The Plan shall permit a participating Director to accelerate the time or schedule of payment to the Director at any time the Plan is determined to have failed to meet the requirements of §409A of the Code and any regulations thereunder. Payment under this paragraph shall not exceed the amount the Director is required to include in his or her gross income as a result of the Plan’s failure to comply with such requirements.

11)    TRANSFER, PLEDGE OR SEIZURE – Title to deferred fees shall not vest in a Director until actual payment thereof is made by the Corporation in accordance with the provisions of this Plan. A Director may not transfer, assign, pledge, hypothecate or encumber in any way any interest in such deferred fees prior to the actual receipt thereof. If a Director attempts to transfer, assign or encumber any interest in his or her deferred fees, or any part thereof, prior to the payment or distribution thereof to him or her, or if any transfer or seizure of such deferred fees is attempted to be made or brought about through the operation of any bankruptcy or insolvency law or other legal procedure, the rights of the Director taking such action or concerned therein or affected thereby or who would, but for this provision, be entitled to receive such deferred fees, shall forthwith and ipso facto terminate and the Bank may thereafter, in its absolute discretion at such time or times and in such manner as it deems proper, cause the whole or any part of the balance of the Director’s account to be paid to any person or persons, including any spouse or child of the Director, as the Bank in its uncontrolled discretion shall deem advisable.

12)    AMENDMENT OR REPEAL – This Plan may be amended or repealed in whole or in part at any time by the Bank, but no such amendment or repeal shall alter the time or manner of the payment of fees, the payment of which has theretofore been deferred pursuant hereto, except as expressly allowed herein.

13)    COORDINATION WITH §409A – The provisions of this Plan are intended to grant participating Directors any and all rights with respect to deferral elections, the change or amendment of deferral elections, the distribution of amounts of compensation deferred, the revocation of deferral elections, and the acceleration of payments, to the fullest extent permitted by §409A of the Internal Revenue Code and any guidance and regulations issued thereunder. In the event that §409A or any final regulation or guidance promulgated thereunder would permit any right or privilege beneficial to participants in this Plan, including, but not limited to any right or privilege with respect to deferral of compensation, distribution of deferred compensation, acceleration of any payment, or the change or amendment of any deferral election, that exceeds any corresponding right or privilege afforded under the provisions of this this Plan or is a right or privilege not afforded under this Plan, the Plan shall be deemed amended to incorporate such new or greater right or privilege to the greatest extent permitted without making any participating Director subject to the penalty or interest provision of §409A or of any regulation promulgated thereunder.

14)    REMEDIAL AMENDMENT – The provisions of this Plan are intended to qualify under §409A of the Code, as added by the American Jobs Creation Act of 2004, and any regulations and guidance promulgated thereunder. The Board, the Bank, and any and all Directors participating in this plan agree to take such action or to refrain from acting, as the case may be, to the extent required to comply with such statute, regulations, and guidance. To the extent that any provision of this Plan should cause the Plan to fail to qualify under §409A or any regulations or guidance promulgated thereunder, such provision, together with all elections thereunder, shall be deemed to be amended to the extent required to comply with the requirements of such statute, regulations or guidance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 19th day of December, 2018.

CHEMUNG FINANCIAL CORPORATION
________________________________
President and Chief Executive Officer

CHEMUNG CANAL TRUST COMPANY
________________________________
President and Chief Executive Officer

CHEMUNG FINANCIAL CORPORATION

Annual Meeting of Shareholders – June 8, 2021

This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Karl F. Krebs and Thomas J. Whitaker as proxies, with power to act without the other and with the power to appoint his substitute, and hereby authorizes them to represent and vote as designated on the items on the reverse side, and at the discretion of said proxies on such other matters as may properly come before the meeting, all the shares of stock of Chemung Financial Corporation held on record by the undersigned on April 9, 2021, standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Corporation to be held June 8, 2021 or any adjournment thereof.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

CHEMUNG FINANCIAL CORPORATION

June 8, 2021

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/01079

Please sign, date and mail your Proxy Card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20630303000000000000 4 060821

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND A VOTE "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

Nominee	Term
○ Raimundo C. Archibold Jr.	Three-year term
○ David J. Dalrymple	Three-year term
○ Denise V. Gonick	Three-year term
○ Thomas R. Tyrrell	Three-year term
○ Richard E. Forrestel Jr.	Two-year term
○ Larry H. Becker	One-year term

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Proposal	FOR	AGAINST	ABSTAIN
2. To approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers of the Corporation ("Say-on-Pay").	☐	☐	☐
3. To approve the Chemung Financial Corporation 2021 Equity Incentive Plan.	☐	☐	☐
4. To ratify the appointment of Crowe LLP as the Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

This Proxy will, when properly executed, be voted as directed by the shareholder.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted "FOR" the election of the nominees in Proposal 1 and "FOR" Proposals 2, 3 and 4.

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

CHEMUNG FINANCIAL CORPORATION

June 8, 2021

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your Proxy Card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your Proxy Card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your Proxy Card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/01079

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20630303000000000000 4 060821

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND A VOTE "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:	
○ Raimundo C. Archibold Jr.	Three-year term
○ David J. Dalrymple	Three-year term
○ Denise V. Gonick	Three-year term
○ Thomas R. Tyrrell	Three-year term
○ Richard E. Forrestel Jr.	Two-year term
○ Larry H. Becker	One-year term

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers of the Corporation ("Say-on-Pay").	☐	☐	☐
3. To approve the Chemung Financial Corporation 2021 Equity Incentive Plan.	☐	☐	☐
4. To ratify the appointment of Crowe LLP as the Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

This Proxy will, when properly executed, be voted as directed by the shareholder.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted "FOR" the election of the nominees in Proposal 1 and "FOR" Proposals 2, 3 and 4.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.